UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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SANGAMO BIOSCIENCES, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SANGAMO BIOSCIENCES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 21, 2014

To the Stockholders of Sangamo BioSciences, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Sangamo BioSciences, Inc., a Delaware corporation (the “Company,” “Sangamo” or “we”), will be held on Monday, April 21, 2014, at 9:00 a.m. Pacific time at 501 Canal Boulevard, Richmond, California 94804, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1. To elect seven (7) directors to serve on the Board of Directors for a one-year term ending at the Annual Meeting held in 2015 or until their successors are duly elected and qualified;

2. To approve the compensation of the Company’s named executive officers, as described in this Proxy Statement, on an advisory basis;

3. To approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 80,000,000 shares to 160,000,000 shares;

4. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014; and

5. To transact such other business as may properly come before the meeting.

This Proxy Statement and related solicitation materials, including the annual report and proxy card, are being mailed on or about March 17, 2014 to all stockholders entitled to notice of, and to vote at, the Annual Meeting, only stockholders of record at the close of business on March 6, 2014 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books of Sangamo will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of Sangamo. All stockholders are cordially invited to attend the meeting in person. To attend the meeting you will need a form of photo identification. If your shares are held in street name, you will also need to bring proof of your ownership of our common stock, such as your most recent brokerage statement. Whether or not you plan to attend the meeting, please vote as soon as possible.

Sincerely,

Edward O. Lanphier II
President and Chief Executive Officer

Richmond, California

March 11, 2014

Important Notice Regarding the Availability of Proxy Materials

For the Stockholder Meeting to be Held on April 21, 2014:

The Proxy Statement, Proxy Card and Annual Report on Form 10-K for 2013 are available at:

www.edocumentview.com/sgmo

YOUR VOTE IS VERY IMPORTANT

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. PLEASE REFER TO THE “VOTING BY MAIL, VIA THE INTERNET OR BY TELEPHONE” SECTION ON PAGE 2 OF THE PROXY STATEMENT FOR ALTERNATE VOTING METHODS.

SANGAMO BIOSCIENCES, INC.

501 Canal Boulevard

Richmond, California 94804

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 21, 2014

General

The enclosed Proxy Statement (“Proxy”) is solicited on behalf of the Board of Directors of Sangamo BioSciences, Inc., a Delaware corporation (the “Company”, “Sangamo” or “we”), for use at the Annual Meeting of Stockholders to be held on Monday, April 21, 2014 (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m. Pacific time at 501 Canal Boulevard, Richmond, California 94804. This Proxy Statement and related solicitation materials for the Annual Meeting are being mailed to stockholders on or about March 17, 2014.

Voting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying notice of Annual Meeting (the “Notice”) and are described in more detail in this Proxy Statement. On March 6, 2014, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 63,200,405 shares of Sangamo’s common stock, par value $0.01, were issued and outstanding. No shares of Sangamo’s preferred stock, par value $0.01, were outstanding. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on March 6, 2014. Stockholders may not cumulate votes in the election of directors. All votes will be tabulated by the Inspector of Election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum and Broker Non-Votes

Holders of fifty percent (50%) of the outstanding shares of our common stock entitled to vote at the Annual Meeting on the record date must be present in person or represented by proxy at the Annual Meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than fifty percent (50%) of the outstanding shares of our common stock as of the record date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Broker non-votes result from shares held of record by stock brokerage firms or financial institutions which are not voted due to the failure of the beneficial owners of those shares to provide voting instructions as to certain non-routine matters as to which such brokerage firms or financial institutions are not permitted to vote on a discretionary basis. Two matters to be submitted to stockholder approval at the Annual Meeting, the amendment to our Certificate of Incorporation to increase the authorized number of shares of common stock (Proposal No. 3) and ratification of the appointment of Ernst & Young LLP (Proposal No. 4), are considered “routine matters” and therefore brokerage firms or other financial institutions will not be precluded from voting in the absence of voting instructions from the beneficial owners of the share.

Votes Required for Each Proposal

The required vote for each of the proposals expected to be acted upon at the Annual Meeting is described below:

Proposal No. 1 — Election of directors. Directors are elected by a plurality of affirmative votes of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Under this standard, the seven nominees receiving the highest number of affirmative votes will be elected. Withheld votes and broker non-votes will have no effect in Proposal No. 1.

Proposal No. 2 — To approve, on an advisory basis, the compensation of our named executive officers. Approval of the advisory non-binding resolution regarding the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on Proposal No. 2. As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

Proposal No. 3 — To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 80,000,000 shares to 160,000,000 shares. The affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote at the Annual Meeting is required to approve Proposal No. 3. As a result, abstentions will have the same effect as voting against the proposal. We do not expect broker non-votes in Proposal No. 3.

Proposal No. 4 — Ratification of independent registered public accounting firm. This proposal must be approved by a majority of the shares present in person or represented by proxy and entitled to vote on the proposal. As a result, abstentions will have the same effect as voting against the proposal. We do not expect broker non-votes in Proposal No. 4.

Recommendations of the Board of Directors

After careful consideration, our Board of Directors has unanimously approved the proposals described in this Proxy Statement and their recommendations for each proposal are set forth below:

Proposal	Recommendation of the Board of Directors

1 Election of Directors	FOR all Nominees

2 To approve, on an advisory (non-binding) basis, the compensation of our named executive officers	FOR

3 To approve an amendment to our Certificate of Incorporation to increase the authorized number of shares of common stock from 80,000,000 shares to 160,000,000 shares	FOR

4 Ratification of the appointment of Ernst & Young LLP as our independent registered accounting firm for the year ending December 31, 2014.	FOR

Voting by Mail, via the Internet or by Telephone

You may vote by mailing a completed proxy card, by telephone or over the Internet. Should you receive more than one Proxy because your shares are registered in different names and addresses, each Proxy should be signed and returned or the shares represented thereby should be voted by telephone or over the Internet to assure that all your shares will be voted.

Registered Holders

If your shares are registered in your own name as a registered holder, you may vote by mailing a completed proxy card, via the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth in the proxy card attached to this Proxy Statement. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope and your shares will be voted at the Annual Meeting in the manner you direct. In the event no directions are specified, the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you are a registered holder and you do not return the proxy card, your shares will not be voted and will not be deemed present for the purpose of determining whether a quorum exists. You may revoke or change your proxy vote at any time before the Annual Meeting by sending a written notice of revocation or submitting another proxy with a later date to the Inspector of Elections of the Company at the Company’s principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy vote by attending the Annual Meeting and voting in person.

Beneficial Owners

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares over the Internet or by telephone rather than by mailing a completed voting instruction card provided by the bank or brokerage firm. Please check the voting instructions card provided by your bank or brokerage firm for availability and instructions. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card in the self-addressed postage paid envelope provided.

Solicitation

Sangamo will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, Sangamo may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, facsimile or other means by directors, officers, employees or agents of Sangamo. No additional compensation will be paid to these individuals for any such services.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of Sangamo that are intended to be presented by such stockholders at Sangamo’s Annual Meeting in 2015 must be received no later than November 17, 2014, in order that they may be included in the Proxy Statement and form of Proxy relating to that meeting. In addition, the Proxy solicited by the Board of Directors for the Annual Meeting in 2015 will confer discretionary authority to vote on any stockholder proposal presented at that meeting, if Sangamo does not receive notice of such proposal prior to January 21, 2015.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

General

At the Annual Meeting, seven (7) directors are to be elected to serve until the next Annual Meeting of Stockholders or until a successor for such director is duly elected and qualified, or until the death, resignation or removal of such director. The seven director nominees receiving the highest number of affirmative votes will be elected. The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event the nominees are unable or decline to serve as directors at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Nominees for Term Ending Upon the Annual Meeting of Stockholders in 2015

Edward O. Lanphier II, age 57, the founder of Sangamo BioSciences, Inc., has served as our President, Chief Executive Officer and as a member of our Board of Directors since Sangamo’s inception in 1995. Mr. Lanphier has over 30 years of experience in the pharmaceutical and biotechnology industry. From June 1992 to May 1997, he held various positions at Somatix Therapy Corporation, a gene therapy company, including Executive Vice President, Commercial Development and Chief Financial Officer. Prior to Somatix, Mr. Lanphier was President and Chief Executive Officer of BioGrowth, Inc., a biotechnology company that merged with Celtrix Laboratories to form Celtrix Pharmaceuticals, Inc. in 1991. From 1986 to 1987, Mr. Lanphier served as Vice President of Corporate Development at Biotherapeutics, Inc. From 1984 to 1986 he served as Vice President of Corporate Development at Synergen Inc. Prior to Synergen, he was employed by Eli Lilly and Company, a pharmaceutical company, in the strategic business planning biotechnology group. He currently serves on the board of directors of the Biotechnology Institute, the board of directors and as a member of the Executive Committee of the Alliance for Regenerative Medicine, the board of trustees for The Buck Institute for Research on Aging and the Dean’s Advisory Board of the University of Michigan School of Public Health. Mr. Lanphier received a B.A. in biochemistry from Knox College. Mr. Lanphier brings extensive experience in executive management of biotechnology companies focused on the therapeutic development of biologics. In addition, Mr. Lanphier’s day to day leadership and intimate knowledge of Sangamo’s business and operations provide the Board with an in-depth understanding of the Company.

Paul B. Cleveland, age 57, has served as a member of our Board of Directors since November 2008. From February 2013 to August 2013, Mr. Cleveland was Executive Vice President, Corporate Strategy and Chief Financial Officer of Aragon Pharmaceuticals, a private biotechnology company focused on the development of small-molecule drugs for the treatment of hormone-dependent cancers. From April 2011 through February 2013 he served as General Partner and Chief Operating Officer of Mohr Davidow Ventures. From January 2006 through February 2011, Mr. Cleveland served as Executive Vice President, Corporate Development and Chief Financial Officer of Affymax, Inc., a biopharmaceutical company. From April 2004 to December 2005, he served as a managing director at Integrated Finance, Ltd., an investment bank. From September 1996 to April 2003, he served as a managing director at J.P. Morgan Chase and Co. (and a predecessor firm, Hambrecht & Quist), an investment bank. From January 1993 to September 1996, he was a partner at Cooley Godward LLP, a law firm. From December 1988 to December 1992, he was a corporate attorney at Sidley Austin LLP, a law firm, and from September 1981 to November 1988, he was a corporate attorney at Davis Polk & Wardwell, a law firm. Mr. Cleveland received a J.D. from Northwestern University School of Law and an A.B. from Washington University in St. Louis. Mr. Cleveland brings extensive experience in the areas of finance, investment banking and corporate and securities law to our Board. His experience as the chief financial officer of a biotechnology company provides additional insight to the Board on the operational, financial issues and best practices of such companies.

Stephen G. Dilly, M.B.B.S., Ph.D., age 54, has served as a member of our Board of Directors since March 2010. From January 2012 to December 2012, Dr. Dilly was Chief Executive Officer of PhotoThera, Inc., a medical device company. From 2006 to December 2011, Dr. Dilly served as President and Chief Executive Officer and a member of the board of directors of APT Pharmaceuticals, Inc., a drug development company. From 2007 to 2009, he served as a member of the board of directors of Avigen, Inc., a biopharmaceutical company which merged with MediciNova, Inc. in December 2009. From 2003 to 2006, he served as Chief Medical Officer and Senior Vice President of Development of Chiron BioPharma, a biotechnology company which was later acquired by Novartis International AG. From 1998 to 2003, he held various management positions at Genentech, Inc., including Vice President of Development Sciences from 2002 to 2003 and Vice President of Medical Affairs from 1998 to 2001. From 1988 to 1998, Dr. Dilly held various management positions in drug development with SmithKline Beecham in the U.K. During his career, Dr. Dilly has been closely associated with the development and launch of marketed drugs for many therapeutic areas, including Kytril, Paxil, Kredex, Requip, TNKase, Xolair, Avastin, Raptiva, Tarceva, Lucentis and Cubicin. Dr. Dilly currently serves as Executive Chairman of the Allergen Research Corporation Inc. In 1982, Dr. Dilly received an M.B.B.S., the equivalent of an M.D. in the U.S., from the University of London in the U.K. and a Ph.D. in cardiac physiology from University of London in 1988. Dr. Dilly brings medical expertise and significant drug development experience to our Board. Dr. Dilly’s extensive experience in all stages of drug development, from project prioritization through clinical trial design and data analysis to product launch, provides the Board with valuable insight into this process as the Company continues to advance and develop our ZFP Therapeutic pipeline.

John W. Larson, age 78, has served as a member of our Board of Directors since January 1996. From February 2003 to December 2009, Mr. Larson served as a partner at the law firm of Morgan, Lewis & Bockius LLP. From 1969 to January 2003, Mr. Larson served as partner at the law firm of Brobeck, Phleger & Harrison LLP, except for the period from July 1971 to September 1973 when he was in government service as Assistant Secretary of the United States Department of the Interior and Counselor to George P. Shultz, Chairman of the Cost of Living Council. From 1988 until March 1996, Mr. Larson was Chief Executive Officer of Brobeck. Mr. Larson serves on the boards of directors of Needham Funds and WageWorks, Inc. and other organizations. Mr. Larson received a L.L.B. and a B.A., with distinction, in economics, from Stanford University. Mr. Larson’s extensive legal career and business background and his experience on the boards of numerous public and private companies provides the Board with substantial expertise in corporate governance, securities law and corporate transactions.

Steven J. Mento, Ph.D., age 62, has served as a member of our Board of Directors since May 2005. Since July 2005, he has been serving as President and Chief Executive Officer of Conatus Pharmaceuticals Inc., a biotechnology company engaged in the development of human therapy for liver disease. From 1997 to 2005 he was President and Chief Executive Officer of Idun Pharmaceuticals. Prior to that, from 1982 to 1992, Dr. Mento held various positions at American Cyanamid Company, the last one being the Director of Viral Vaccine Research and Development at Lederle-Praxis Biologicals, a business unit of American Cyanamid Company. In January of 1992, he joined Viagene, Inc. as Vice President of Research and Development. Dr. Mento was responsible for directing the company’s transition from basic research through initiation of the first company sponsored Phase I and Phase II clinical trials in the emerging field of gene therapy. In October of 1995, Chiron Corporation acquired Viagene, Inc., and renamed the company Chiron Viagene, Inc. Dr. Mento currently serves on the boards of BIOCOM, the BIOCOM Institute and the Biotechnology Industry Organization (BIO), as well as a member of the BIO ECS Governing Body, the BIO Health Section Governing Body, the Donald P. Shiley BioScience Center at SDSU Scientific Advisory Board and Cal State San Marcos Advisory Council. Dr. Mento received a B.A., M.S., and a Ph.D. in microbiology from Rutgers University. He completed his post-doctoral fellowship in somatic cell genetics at the University of Toronto. Dr. Mento’s technical background and extensive operational experience in the early stages of the development of biologic drugs provide the Board with expertise in the management and development of our novel ZFP Therapeutic platform.

Saira Ramasastry, age 38, has served as a member of our Board of Directors since June 2012. Since April 2009 she has served as Managing Partner of Life Sciences Advisory, LLC, a company that she founded to provide strategic advice, business development solutions and innovative financing strategies for life science companies. From August 1999 to March 2009, Ms. Ramasastry was an investment banker with Merrill Lynch & Company, Inc. where she helped establish the biotechnology practice and was responsible for origination of mergers and acquisitions (M&A), strategic and capital markets transactions. Prior to joining Merrill Lynch she served as a financial analyst in the M&A group at Wasserstein Perella & Co., an investment banking firm, from July 1997 to September 1998. Ms. Ramasastry currently serves on the boards of directors of Pain Therapeutics, Inc., Repros Therapeutics Inc. and the American Liver Foundation, on the Industry Advisory Board of the Michael J. Fox Foundation for Parkinson’s Research and as an advisor to Cure CMD. She received a B.A. in economics with honors and distinction and an M.S. in management science and engineering from Stanford University as well as an M. Phil. in management studies from the University of Cambridge in the U.K. Ms. Ramasastry’s extensive experience in global healthcare investment banking and strategic advisory consulting provides valuable financial, commercial assessment and business development skills to the Board and her thorough understanding of the Company’s technology and programs provides the Board with valuable insight in the development of our novel ZFP Therapeutic platform.

William R. Ringo, age 68, has served as Chairman of our Board of Directors since April 2010. From April 2008 until his retirement in April 2010, Mr. Ringo was Senior Vice President of Business Development, Strategy and Innovation at Pfizer Inc. and was responsible for guiding Pfizer’s overall strategic planning and business development activities. Prior to joining Pfizer, he served as an executive in residence at Warburg Pincus and Sofinnova Ventures. From August 2004 to April 2006, Mr. Ringo was President and Chief Executive Officer of Abgenix, Inc., a biotechnology firm focused on developing human antibodies as agents to treat cancer and other serious diseases. At Abgenix, he led efforts to transform the organization into a more focused product company by strengthening the senior management team and enhancing an existing partnership with Amgen, which acquired Abgenix in 2006. Mr. Ringo began his career at Eli Lilly & Company in 1973 and during his 28-year tenure he held a number of senior positions, including Product Group President for Oncology and Critical Care, President of Internal Medicine Products, President of the Infectious Diseases Business Unit and Vice President of Sales and Marketing for U.S. Pharmaceuticals. He retired from Lilly in 2001. From 2001 to 2007, he served on various boards of directors, including Encysive Pharmaceuticals, Inc., Inspire Pharmaceuticals, Inc. and InterMune, Inc. where he was the non-executive chairman of the board of directors after serving as interim Chief Executive Officer from June to September 2003. Mr. Ringo served on the board of directors of Onyx Pharmaceuticals, Inc. from 2011 to 2013. He also serves on the board of directors of BioCrossroads, a public-private collaboration of corporate, university, government and entrepreneurial leaders that supports Indiana’s life sciences research and corporate strengths in life sciences while encouraging business development in the region. Mr. Ringo is a senior advisor to Barclays Healthcare Group and a strategic advisor to Sofinnova Ventures. He received a B.S. in business administration and an M.B.A. from the University of Dayton. Mr. Ringo’s extensive senior executive experience in both biotechnology and pharmaceutical companies provides valuable operational, commercial assessment, corporate leadership and management skills to the Board.

Board Independence

The Board of Directors has determined that each of its current and nominated directors is independent under applicable listing standard of NASDAQ Stock Market LLC (“NASDAQ”), except for Mr. Lanphier, who is the Chief Executive Officer of the Company.

Board Committees and Meetings

The Board of Directors held six meetings during the year ended December 31, 2013. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a

Clinical Review Committee. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during 2013.

Audit Committee

The Audit Committee currently consists of four directors: Mr. Cleveland, Dr. Dilly, Dr. Mento and Ms. Ramasastry. Our Board of Directors has determined that each member of the Audit Committee is independent under the applicable listing standard of NASDAQ and Securities and Exchange Commission (“SEC”) rules. Mr. Cleveland serves as the Chairman of this committee. The Board of Directors has determined that Mr. Cleveland is an “audit committee financial expert” as defined under SEC rules and has the requisite financial sophistication in accordance with the applicable NASDAQ listing standards. The Audit Committee held five meetings during 2013.

The Audit Committee assists the Board of Directors in its oversight of the integrity of the Company’s financial statements, the risk management and internal controls of the Company and the Company’s compliance with legal and regulatory requirements. The Audit Committee interacts directly with, and evaluates the performance of, the independent registered public accounting firm, including determining whether to engage or dismiss the independent registered public accounting firm and to monitor the independent registered public accounting firm’s qualifications and independence. The Audit Committee also pre-approves all audit services and permissible non-audit services provided by the independent registered public accounting firm. The Audit Committee Report is included herein on page 45. The Audit Committee has a written charter which is available on our website at www.sangamo.com.

Compensation Committee

The Compensation Committee currently consists of three directors: Dr. Mento, Mr. Larson and Mr. Ringo, each of whom is independent under applicable listing standard of NASDAQ and SEC rules. Dr. Mento serves as the Chairman of this committee.

The Compensation Committee’s responsibilities include (i) establishing, administering and reviewing compensation plans and programs for the Company’s executive officers and other employees, including incentive and equity-based plans and programs; (ii) establishing compensation arrangements for the executive officers and setting the performance goals for their incentive compensation programs; (iii) evaluating the performance of executive officers and awarding incentive compensation; (iv) adjusting compensation arrangements as appropriate based upon performance and (v) reviewing and monitoring management development and succession plans and activities.

The Compensation Committee is authorized to engage, oversee and terminate independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Company’s executive officers and other key employees. The Compensation Committee engaged the services of Radford, an Aon Hewitt Company, (“Radford”) to provide advice and recommendations regarding the Company’s 2013 equity grants, and 2013 base salaries and incentive compensation levels for all employees at the level of vice president and above. In August 2012, the Compensation Committee retained the services of Radford to advise the committee on the Company’s overall compensation practices, including the following: (i) assessment of compensation levels and mix of elements for the Company’s executive officers and vice presidents, (ii) executive compensation and governance trends based on peer group practices and market trends, (iii) development of company-wide cash and equity grant ranges based on the Company’s job classification structure, and (iv) adoption of a 2013 equity incentive plan as a successor to the Company’s 2004 Stock Incentive Plan. In addition, the Compensation Committee retained the services of Radford in September 2013 in order to (i) assess compensation levels and mix of elements for the

Company’s executive officers and vice presidents, (ii) review the peer group companies selected in 2012 and recommend any changes to that list, and (iii) advise the committee on executive compensation and governance trends based on peer group trends and market practices.

The Compensation Committee held seven meetings and executed one unanimous written consent in lieu of a meeting during 2013. The Compensation Committee has a written charter, which is available on our website at www.sangamo.com.

Compensation Committee Interlocks and Insider Participation

None of our Compensation Committee members has been an officer or employee of Sangamo at any time. None of our executive officers serves on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of three directors: Mr. Larson, Mr. Cleveland and Mr. Ringo, each of whom is independent under applicable listing standard of NASDAQ. Mr. Larson serves as the Chairman of this committee. The Nominating and Corporate Governance Committee considers and periodically reports on matters relating to the size, identification, selection and qualification of the Board of Directors and candidates nominated for the Board of Directors and its committees, and develops and recommends governance principles and policies applicable to the Company.

The Nominating and Corporate Governance Committee held two meetings during 2013. The Nominating and Corporate Governance Committee has a written charter which is available on our website at www.sangamo.com. The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identification and Evaluation of Nominees for Directors.” In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.” Stockholder nominees will receive the same consideration that nominees of the Board receive. Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee must provide all information requested by the Nominating and Corporate Governance Committee relating to such recommendation, including the candidate’s name and qualifications for membership on the Board of Directors and should be addressed to Investor Relations at the following address:

Investor Relations Department

Sangamo BioSciences, Inc.

501 Canal Boulevard

Richmond, CA 94804

Director Qualifications

The Nominating and Corporate Governance Committee will use a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors. The Nominating and Corporate Governance Committee may assess character, judgment, business acumen and scientific expertise, and familiarity with issues affecting the biotechnology and pharmaceutical industries. Other qualifications will be determined on a case-by-case basis, depending on whether the Nominating and Corporate Governance Committee desires to fill a vacant seat or increase the size of the Board to add new directors. In addition, the Nominating and Corporate Governance Committee may also evaluate whether a potential director nominee’s skills are complementary to existing Board members’ skills or meet the Board’s need for operations, management, commercial, financial or other expertise. While the Nominating and Corporate Governance

Committee does not prescribe specific diversity standards, as a matter of practice, the committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics and experiences of current and prospective directors that reflect a broad range of perspectives in the Board’s decision making process.

Identification and Evaluation of Nominees for Directors

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, executive recruiting firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. In evaluating such recommendations, the Nominating and Corporate Governance Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Clinical Review Committee

The Clinical Review Committee was established in September 2010 for the purpose of overseeing the ongoing and proposed human clinical trials of the Company. The Clinical Review Committee meets from time to time and its responsibilities include monitoring patient recruitment, clinical monitoring, data analysis, clinical data distribution and the review of study protocols. The Clinical Review Committee currently consists of three directors: Dr. Dilly, Mr. Lanphier and Ms. Ramasastry. Dr. Dilly serves as the Chairman of this committee.

Leadership Structure of the Board

Under our bylaws, the Board is not required to appoint our Chief Executive Officer as the Chairman of the Board, and the Board does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate. Currently two individuals serve these two positions. Mr. William Ringo serves as the Chairman of the Board. The Chairman is responsible for chairing Board meetings and meetings of stockholders, setting the agendas for Board meetings and providing information to the Board members in advance of meetings and between meetings. In addition, our Chief Executive Officer, Mr. Edward Lanphier, also serves as a director of our Board. The Board believes that Mr. Lanphier’s membership as a director provides the Board with an in-depth understanding of our business operations because of his extensive experiences and knowledge of the day-to-day management of all aspects of our operations.

Of the seven directors on our board, six directors, including our Chairman of the Board, are independent under applicable NASDAQ corporate governance rules. The Board believes that this establishes a strong independent board that provides effective oversight of the Company. Moreover, in addition to feedback provided during the course of Board meetings, the independent directors conduct regular executive sessions without Mr. Lanphier or any other members of management. We believe that our leadership structure of the Board is appropriate given the nature and size our businesses as it provides both effective independent oversight and expertise in the complexity and management of our operations as a life sciences company.

Oversight of Risk Management by the Board

Our Board of Directors is generally responsible for the oversight of corporate risk in its review and deliberations relating to Company activities and has determined that the Company’s principal source of risk falls into two categories, financial and product development and testing. The Audit Committee oversees management of financial risks. Our Board of Directors regularly reviews information regarding the Company’s cash position, liquidity and operations, as well as the risks associated with each. The Board regularly reviews plans, results and potential risks related to our lead therapeutic development programs and other preclinical programs as well as financial and strategic risk related to our Company’s operations. In addition, the Board of Directors established the Clinical Review Committee in September 2010, which is responsible for, among other things, monitoring and reviewing risks associated with conducting clinical trials for our human therapeutic programs.

In addition, the Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and policies and manages risks associated with the independence of the Board of Directors and potential conflicts of interest. Our Compensation Committee oversees risk management as it relates to our compensation plans, policies and practices for all employees, including executives, particularly whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on the Company. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Annual Meeting Attendance

Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders, directors are encouraged to attend annual meetings of our stockholders. Six directors attended the 2013 Annual Meeting of Stockholders.

Communications with the Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors, including the non-management directors, by sending a letter to the Sangamo Board of Directors, c/o Investor Relations, 501 Canal Boulevard, Richmond, California 94804. Stockholders who would like their submission directed to a particular member of the Board of Directors may so specify.

Code of Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics, which is applicable to all employees and directors of the Company. A copy of our Code of Business Conduct and Ethics is available on our website at www.sangamo.com in the Investor & Media Section under Corporate Governance. In the event that we make any amendments to or grant any waivers of, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons therefore, on our website at www.sangamo.com, in the Investor & Media section.

Director Compensation

The following table sets forth certain information regarding the compensation of each non-employee director for service as a member of the Board of Directors during 2013.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($) (2) (3) (4)	Total ($)
Paul B. Cleveland.	49,000	—	54,662	103,662
Stephen G. Dilly, M.B.B.S., PhD.	52,500	—	54,662	107,162
John W. Larson	42,500	—	54,662	97,162
Steven J. Mento, Ph.D.	47,500	—	54,662	102,162
Saira Ramasastry.	45,000	—	54,662	99,662
William R. Ringo	84,000	—	54,662	138,662

(1)	Consists of the annual retainer fee for service as a member of the Board of Directors or any Board committee. For further information concerning such fees, see the section below entitled “Director Annual Retainer and Meeting Fees.”

(2)	Pursuant to the Automatic Grant Program in effect under the Company’s 2013 Stock Incentive Plan, Mr. Cleveland, Dr. Dilly, Mr. Larson, Dr. Mento, Ms. Ramasastry and Mr. Ringo each received an option to purchase 10,000 shares of common stock with an exercise price per share of $7.77 at the 2013 Annual Meeting, and each such option had an aggregate grant date fair value of $54,662 without adjustment for estimated forfeitures.

(3)	As of December 31, 2013 the following non-employee directors held options to purchase the following number of shares of the Company’s common stock: Mr. Cleveland, 20,000 shares; Dr. Dilly, 80,000 shares; Mr. Larson, 100,000 shares; Dr. Mento, 75,556 shares; Ms. Ramasastry, 60,000 shares and Mr. Ringo, 80,000 shares.

(4)	The amounts represent the aggregate grant date fair value of the awards in accordance with FASB Accounting Standards Codification Topic 718, or ASC 718, Compensation — Stock Compensation. The assumptions used in the calculation of such grant date fair values are described in Note 3 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

Director Annual Retainer and Meeting Fees

Each non-employee Board member receives an annual cash retainer of $30,000, subject to pro-ration for directors who either join or leave the Board during the year. To the extent that the Board meets more than ten times in any year, each member of the Board will receive, for each meeting in excess of ten, a per meeting fee of $1,000 if attended in person and $500 if attended by video or telephone conference. The Chairman of the Board receives an additional annual cash retainer of $45,000. In addition, the non-employee Board members serving as the Chairman of the Audit Committee, the Chairman of the Clinical Review Committee, the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee receive an additional annual cash retainer of $15,000, $15,000, $10,000 and $7,500, respectively. Each non-employee Board member serving as a member of the Audit Committee, the Clinical Review Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, other than the Chairman, receives an additional annual cash retainer of $7,500, $7,500, $5,000 and $4,000, respectively.

The Automatic Grant Program under the Company’s 2013 Stock Incentive Plan (the “2013 Plan”) provides the Compensation Committee with the ability to implement a program whereby directors are given the option to elect to convert their cash board retainer fees into RSU grants.

2013 Stock Incentive Plan

Under the Automatic Grant Program in effect under 2013 Plan, each new non-employee Board member receives, at the time of his or her initial election or appointment to the Board, an option to purchase 50,000 shares of common stock, provided such person has not previously been employed by the Company. In addition, on the date of each annual stockholders meeting, each continuing non-employee Board member who served as a director for the previous six months receives an option to purchase 10,000 shares of common stock. Each option granted under the Automatic Grant Program will have an exercise price per share equal to the fair market value per share of the Company’s common stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee’s cessation of Board service. Each option is immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee’s cessation of Board service prior to vesting in those shares. The shares subject to each automatic option grant will vest in successive equal monthly installments upon completion of each month of Board service over a designated period. For the initial grant, the designated vesting period is three years, and for the annual grant the designated vesting period is one year. However, the shares subject to each automatic option grant will immediately vest upon (i) the optionee’s death or permanent disability while serving as a Board member, (ii) an acquisition of the Company by merger or asset sale, (iii) the successful completion of a tender offer for more than 50% of the Company’s outstanding voting stock or (iv) a change in the majority of the Board effected through one or more proxy contests for Board membership.

The Automatic Grant Program provide the Compensation Committees with discretion to grant, in lieu of the 50,000 share initial option grant and/or 10,000 share annual option grant that would otherwise be awarded under such program, a number of shares of restricted stock or RSUs to the non-employee directors with a fair market value substantially equal to the grant date fair value of the option that would otherwise be awarded. In addition, the Automatic Grant Program provides the Compensation Committee with the ability to implement a program whereby directors are given the option to elect to convert their cash board retainer fees into RSU grants.

Pursuant to the Automatic Grant Program under the 2013 Plan, on the date of the 2013 Annual Meeting Mr. Cleveland, Dr Dilly, Mr. Larson, Dr. Mento, Ms. Ramasastry and Mr. Ringo each received an option to purchase 10,000 shares of common stock each with an exercise price per share of $7.77.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of the nominees listed above. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the election of the nominees named above.

PROPOSAL NO. 2:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

Pursuant to Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s stockholders are entitled to vote at the 2014 Annual Meeting to approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement in accordance with the standards established under Item 402 of Regulation S-K under the Exchange Act. This proposal is commonly referred to as “say-on-pay.”

The stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company, the Company’s Board of Directors or the Compensation Committee of the Board. Although the vote is non-binding, the Company’s Board of Directors and the Compensation Committee of the Board value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions affecting the Company’s executive officers.

We encourage stockholders to read closely the “Executive Compensation” section of this Proxy Statement, beginning with the Compensation Discussion and Analysis (“CD&A”) on page 23, which describes in detail our executive compensation programs, policies and practices with respect to the compensation of our named executive officers in the year ended December 31, 2013.

The Company’s overarching compensation goal is to reward our executive officers in a manner that supports a strong pay-for-performance philosophy, in order to create a positive relationship between the compensation program and the Company’s operational performance and stockholder return, while maintaining an overall level of compensation that the Company believes is fair, reasonable and responsible.

We design our executive compensation program to implement our core objectives of attracting and retaining superior executive talent, motivating and rewarding executives whose knowledge, skills and performance are critical to our business, ensuring executive compensation is aligned with our corporate strategies and business objectives and aligning executives’ incentives with the creation of shareholder value.

The Compensation Committee established the 2013 compensation program and the associated Company goals in accordance with the foregoing goals and philosophy. The Company’s resulting business success in the 2013 year is summarized under the heading “2013 Business Highlights” in the CD&A. We believe that the accomplishments are reflected in the increase in the Company’s market capitalization during 2013.

Resolution

The Board is asking the Company’s stockholders to indicate their support for the compensation of the Company’s named executive officers, as described in this Proxy Statement, by casting a non-binding advisory vote “FOR” the following resolution:

“Resolved that the Company’s stockholders hereby approve the compensation paid to the Company’s executive officers named in the Summary Compensation Table of this Proxy Statement, as that compensation is disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion included in this Proxy Statement.”

The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the overall compensation of the Company’s named executive officers, and the philosophy, policies and practices described in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

The Board of Directors believes our executive compensation program uses appropriate structures and sound pay practices that are effective in achieving our core objectives.

Recommendation of the Board of Directors

The Board of Directors recommends an advisory vote FOR the resolution to approve the compensation of the named executive officers as disclosed in this Proxy Statement in accordance with the standards established under Item 402 of Regulation S-K under the Exchange Act. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the approval of such resolution.

PROPOSAL NO. 3:

AMENDMENT OF CERTIFICATE OF INCORPORATION TO

INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Introduction

Our Board of Directors has unanimously determined that it is in the best interests of the company and its stockholders to amend our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to increase the number of authorized shares of our common stock from 80,000,000 shares to 160,000,000 shares, which will result in an increase of the total number of authorized shares of our capital stock from 85,000,000 shares to 165,000,000 shares.

Currently our Certificate of Incorporation authorizes an aggregate of 85,000,000 shares of capital stock, consisted of 80,000,000 shares of authorized common stock and 5,000,000 shares of authorized preferred stock. No shares of preferred stock are issued and outstanding and we are not proposing to increase the number of authorized preferred stock. As of March 6, 2014, we had 63,200,405 shares of common stock issued and outstanding and 8,567,476 shares subject to outstanding stock options and restricted stock units. As of March 6, 2014, we had 2,875,119 shares of common stock reserved for future issuance under our 2013 Stock Incentive Plan (the “2013 Plan”) and 1,527,763 shares reserved for issuance under our 2010 Employee Stock Purchase Plan (the “Purchase Plan”). Accordingly, approximately 95% of our authorized shares of common stock have been issued or reserved for issuance, which leaves relatively few shares available to us, i.e., 3,829,237 shares, for future issuances for corporate purposes.

No other changes to the Certificate of Incorporation have been approved or are being proposed by our Board of Directors. To effectuate the increase of number of authorized shares of our common stock, Article IV, paragraph (a) of the Certificate of Incorporation is proposed to be amended as set forth below in its entirety:

“A. Classes of Stock. The total number of shares of stock which the Corporation shall have authority to issue is one hundred and sixty five million (165,000,000), consisting of five million (5,000,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), and one hundred and sixty million (160,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”).”

A copy of the amendment proposed by the Company to the Article IV of the Certificate of Incorporation is attached to this Proxy Statement as Appendix A. For a description of the material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock, please see the description of our capital stock in our Registration Statement on Form 8-A dated March 31, 2000.

Reasons for the Proposed Amendment

Given the small number of authorized shares currently available under our Certificate of Incorporation, we believe that an increase in the number of authorized shares of our common stock is critical to ensure that a sufficient number of shares is available for future issuances if and when our Board of Directors deems it to be in our and our stockholders’ best interests. While we have no current plans to issue any shares that will be authorized if the increase is approved, we may use any of the increased shares at the time and in the manner approved by the Board of Directors, which may include raising capital through equity financing, executing strategic transactions or establishing collaborative relationships, acquiring businesses or assets and issuance of equity awards to employees. In addition, historically we have relied significantly on equity financing to fund our business operations and plan to do so in the future, therefore the increase of our authorized shares will provide us with the ability and flexibility to access capital when needed and available. We believe that if we do not obtain stockholder approval to increase the number of authorized shares of our common stock, our planned operations will be materially and adversely impacted.

Effects of Stockholder Approval of Increased Authorized Shares

If the proposed amendment is approved and adopted, the additional authorized shares of common stock may be issued from time to time by actions of our Board of Directors without further stockholder approval, except as required by law, regulatory authorities or NASDAQ corporate governance listing rules. The increase in authorized shares of common stock will not alter our current number of issued shares of common stock. The relative rights and limitations of the shares of common stock will remain unchanged under this amendment. The additional share of common stock to be authorized by stockholder approval under this Proposal No. 3 would have the rights identical to the currently outstanding shares of our common stock. Our stockholders will not realize any dilution in their percentage of ownership of us or their voting rights as a result of the increase. However, issuances of significant numbers of additional shares of common stock in the future may dilute stockholders’ percentage ownership, and if such shares are issued at prices below what current stockholders paid for their shares, may dilute the value of current stockholders’ shares. Under our Certificate of Incorporation, stockholders do not have preemptive rights to purchase additional securities that may be issued by us. This means that current stockholders do not have a prior right to purchase any new issuances of shares in order to maintain their proportionate ownership interests in the Company.

The additional shares of common stock that would become available for issuance may also be used to oppose a hostile takeover attempt or to delay or prevent changes in control of the company. For example, without further stockholder approval, the Board of Directors could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. However, this proposal to increase authorized shares is prompted by business and financial considerations and not by the threat of any hostile takeover attempt, and we are not aware of any such attempts directed at us.

Votes Required

The affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote at the Annual Meeting is required to approve the amendment to our Certificate of Incorporation to effect the proposed increase in our authorized common stock. The amendment to the Certificate of Incorporation will be effective immediately upon acceptance of filing by the Secretary of State of Delaware following stockholder approval of this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR approval of the amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock from 80,000,000 shares to 160,000,000 shares, and proxies solicited by the Board of Directors will be voted in favor thereof, unless a stockholder has indicated otherwise on the proxy.

PROPOSAL NO. 4:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed Ernst & Young LLP, independent registered public accounting firm for Sangamo during 2013, to serve in the same capacity for the year ending December 31, 2014, and is asking the stockholders to ratify this appointment. The decision of the Board of Directors to appoint Ernst & Young LLP was based on the recommendation of the Audit Committee. The affirmative vote of a majority of our shares of common stock present or represented by proxy and entitled to vote is required to ratify the appointment of Ernst & Young LLP.

In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of Sangamo and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for 2013 and 2012, and fees billed for other services rendered by Ernst & Young LLP during 2013 and 2012:

	2013	2012
Audit Fees and expenses (1)	$718,938	$554,614
Audit — related Fees	—	—
Tax Fees (2)	45,000	35,000
All Other Fees	—	—

Total	$763,938	$589,614

(1)	Includes fees and expenses for the audit of our annual financial statements included in our Forms 10-K and the related audit of internal controls, review of interim financial statements included on Forms 10-Q, consultations regarding accounting and auditing matters, fees in connection with our underwritten public offering completed in September 2013, fees in connection with the filing of the Company’s registration statements on Form S-3 and Form S-8 and services normally provided in connection with statutory and regulatory filings.

(2)	Includes fees billed for professional services for tax compliance, tax advice and tax planning.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Under its charter, the Audit Committee must pre-approve all engagements of the independent registered public accounting firm for the performance of all audit and non-audit services that are not prohibited and the fees for such services. The Audit Committee has delegated to its Chairman the authority to evaluate and approve service engagements on behalf of the full committee in the event a need arises for specific pre-approval between committee meetings. If the Chairman approves any such engagements, he will report that approval to the full Audit Committee not later than the next committee meeting.

The Audit Committee has determined that the rendering of other professional services for tax compliance and tax advice by Ernst & Young LLP is compatible with maintaining their independence. The Audit Committee has established a policy governing our use of Ernst & Young LLP for non-audit services. Under the policy, management may use Ernst & Young LLP for non-audit services that are permitted under SEC rules and regulations, provided that management obtains the Audit Committee’s approval before such services are rendered.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Ernst & Young LLP to serve as Sangamo’s independent registered public accounting firm for the year ending December 31, 2014. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the ratification of the appointment of Ernst & Young LLP in this proposal.

OTHER MATTERS

Sangamo knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

MANAGEMENT

Executive Officers

The following table sets forth information regarding our named executive officers as of February 28, 2014:

Name	Age	Position
Edward O. Lanphier II	57	President, Chief Executive Officer and Director
H. Ward Wolff	65	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Geoffrey Nichol, M.B., Ch.B.	59	Executive Vice President, Research and Development
Dale G. Ando, M.D.	60	Vice President, Therapeutic Development and Chief Medical Officer
Philip D. Gregory, D. Phil	43	Senior Vice President, Research and Chief Scientific Officer

Edward O. Lanphier II, the founder of Sangamo BioSciences, Inc., has served as our President, Chief Executive Officer and as a member of our Board of Directors since Sangamo’s inception in 1995. Mr. Lanphier has over thirty years of experience in the pharmaceutical and biotechnology industry. From June 1992 to May 1997, he held various positions at Somatix Therapy Corporation, a gene therapy company, including Executive Vice President, Commercial Development and Chief Financial Officer. Prior to Somatix, Mr. Lanphier was President and Chief Executive Officer of BioGrowth, Inc., a biotechnology company that merged with Celtrix Laboratories to form Celtrix Pharmaceuticals, Inc. in 1991. From 1986 to 1987, Mr. Lanphier served as Vice President of Corporate Development at Biotherapeutics, Inc. From 1984 to 1986 he served as Vice President of Corporate Development at Synergen, Inc. Prior to Synergen, he was employed by Eli Lilly and Company, a pharmaceutical company, in the strategic business planning biotechnology group. He currently serves on the board of directors of the Biotechnology Institute, the board of directors and as a member of the Executive Committee of the Alliance for Regenerative Medicine, the board of trustees for The Buck Institute for Research on Aging and the Dean’s Advisory Board of the University of Michigan School of Public Health. Mr. Lanphier received a B.A. in biochemistry from Knox College.

H. Ward Wolff has served as our Executive Vice President and Chief Financial Officer since December 2007. Prior to his appointment as Executive Vice President and Chief Financial Officer, Mr. Wolff served as a member of the Company’s Board of Directors and Chairman of the Audit Committee from June 2006 through December 2007. Prior to joining the Company, Mr. Wolff served as Senior Vice President, Finance and Chief Financial Officer of Nuvelo, Inc. (now ARCA biopharma, Inc.) from July 2006 to August 2007 and Chief Financial Officer and Senior Vice President, Finance, of Abgenix, Inc. from September 2004 to April 2006. From July 2002 to December 2003, Mr. Wolff served as Chief Financial Officer of QuantumShift. From 1998 to January 2002, he was Senior Vice President and Chief Financial Officer of DoubleTwist, Inc. From 1992 to 1998, he was Senior Vice President of Finance and Administration and Chief Financial Officer of Premenos Technology Corporation. From 1985 to 1992, Mr. Wolff was an Executive Director of Russell Reynolds Associates, Inc. From 1974 to 1985, Mr. Wolff held numerous positions with Price Waterhouse & Co., as a certified public accountant, including Senior Audit Manager. Mr. Wolff currently serves on the board of directors of Portola Pharmaceuticals, Inc. Mr. Wolff received a B.A. in economics from the University of California at Berkeley and an M.B.A. from Harvard Business School.

Geoffrey M. Nichol, M.B., Ch.B., has served as our Executive Vice President, Research and Development since July 2011. Dr. Nichol has over twenty years of experience in the pharmaceutical and biotechnology industries and has made contributions in all stages of the drug development process from program initiation, through all phases of clinical evaluation to product approval. He has been closely associated with the development of over 15 new drug candidates and the approval and/or launch of several marketed drugs, including Augmentin BID, Foradil® and Yervoy™. Dr. Nichol has particular expertise in development of platform technologies. From 2002 to 2010, he served as Senior Vice President of Product Development at Medarex, Inc., where he was responsible for all aspects of the clinical development of therapeutic products based on a fully-human monoclonal antibody platform. From 1996 to 2002, he held various senior management positions at Novartis Pharmaceuticals, including Vice President, U.S. Medical Affairs and Vice President and Global Head, Project Management, and in the seven years prior held management positions in drug development with SmithKline Beecham Pharmaceuticals. Most recently, Dr. Nichol has been Chief Medical Officer of Ikaria, Inc., a biotherapeutics company. Dr. Nichol earned his B.Med.Sc., M.B., Ch.B., or the equivalent of an M.D. in the U.S., from Otago University Medical School in New Zealand and received an M.B.A. from Warwick University in the United Kingdom.

Dale G. Ando, M.D., has served as our Vice President, Therapeutic Development and Chief Medical Officer since August 2004. Dr. Ando has held senior positions in therapeutic product development in several biotechnology companies. From 1997 until he joined Sangamo in 2004, he was Vice President, Clinical Research at Cell Genesys, Inc. While at Cell Genesys, Dr. Ando directed the development of Phase I-III GVAX programs, oncolytic virus programs and Phase I/II trials of chimaeric T-cell receptor products in HIV and cancer. From 1992 to 1997, Dr. Ando served as director of clinical gene therapy at Chiron Corporation. From 1997 to 2001 Dr. Ando served as a member of the Recombinant DNA Advisory Committee (RAC) and the Adenoviral Safety Committee for the National Institutes of Health (NIH). Dr. Ando began his career as a faculty member at the UCLA Medical School in the Division of Rheumatology. He received his M.D. and internal medicine training at the University of Michigan and a B.S. in chemistry from Stanford University. Dr. Ando is board certified in internal medicine and is a subspecialist in rheumatology.

Philip D. Gregory, D. Phil., has served as our Chief Scientific Officer since July 2009 and Senior Vice President, Research since January 2014. He joined Sangamo in December 2000 as a Scientist, became a Team Leader in October 2001, Senior Director, Research in July 2003 and Vice President, Research in October 2005. Prior to joining the Company, Dr. Gregory was at the University of Munich, Germany, where he studied the role of chromatin structure in gene regulation and published extensively in this field. He has authored over 85 articles, reviews and book chapters in the field of gene editing and gene regulation and is an inventor on 27 of Sangamo’s patent families, which includes 13 issued US patents, 24 pending US patent applications, 18 issued foreign patents and 116 pending foreign patent applications. He has served as a member of the Scientific Advisory Board of the Keystone Symposia since December 2009. Dr. Gregory received a D. Phil. in biochemistry from the University of Oxford and a B.Sc. in microbiology from the University of Sheffield.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to Sangamo with respect to the beneficial ownership of common stock as of February 10, 2014, by (i) all persons who are beneficial owners of five percent (5%) or more of our common stock based on 62,793,810 shares outstanding as of February 10, 2014, (ii) each director and each nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation of this Proxy Statement and (iv) all current directors and named executive officers as a group. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Sangamo BioSciences, Inc., 501 Canal Boulevard, Richmond, CA 94804. Except as otherwise indicated or to the extent authority may be shared by both spouses under applicable law, and subject to applicable community property laws, we believe the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (19)
RA Capital Management, LLC (1)	5,227,272	8.3%
20 Park Plaza, Suite 1200 Boston, MA 02116
The Goldman Sachs Group, Inc. (2)	4,466,891	7.1%
200 West Street New York, NY 10282
BlackRock, Inc. (3)	4,416,980	7.0%
40 East 52 nd Street New York, NY 10022
FMR LLC (4)	4,305,600	6.9%
245 Summer Street Boston, MA 02210
Adage Capital Advisors, L.L.C. (5)	3,550,000	5.7%
200 Clarendon Street, 52nd floor Boston, MA 02116
Wasatch Advisors, Inc. (6)	3,214,232	5.1%
505 Wakara Way, Salt Lake City, UT 84108
Edward O. Lanphier II (7)	3,378,386	5.4%
Paul B. Cleveland (8)	11,667	*
Stephen G. Dilly, M.B.B.S., Ph.D. (9)	80,000	*
John W. Larson (10)	318,160	*
Steven J. Mento, Ph.D. (11)	95,500	*
Saira Ramasastry (12)	60,000	*
William R. Ringo (13)	80,800	*
H. Ward Wolff (14)	1,019,346	1.6%
Geoffrey M. Nichol, M.B., Ch.B. (15)	263,638	*
Dale G. Ando, M.D. (16)	598,014	*
Philip D. Gregory, D. Phil. (17)	428,846	*
All current directors and named executive officers as a group (11 persons) (18)	6,334,357	10.1%

*	Less than one percent.

(1)

According to a Schedule 13G/A filed on February 14, 2014, RA Capital Management, LLC is the beneficial owner of an aggregate of 5,227,272 shares of common stock. Mr. Peter Kolchinsky (the “Manager”) is the manager of RA Capital Management, LLC, which is the investment adviser and sole general partner of RA Capital Healthcare Fund, L.P. (“Fund”). Each of RA Capital Management, LLC and Manager has shared power to dispose or to direct the disposition of 5,227,272 shares of common stock and shared power to vote or to direct to vote of 5,227,272 shares of common stock, and the Fund has shared power to dispose or to direct the disposition of 4,043,002 shares and shared power to vote or to direct to vote of 4,043,002 shares of common stock.

(2)	According to a Schedule 13G filed on February 13, 2014, each of The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. has shared power to vote or direct to vote of 4,466,891 shares of common stock and shared power to dispose and direct the disposition of 4,466,891 shares of common stock.

(3)	According to a Schedule 13G/A filed on January 30, 2014, BlackRock, Inc. is the beneficial owner of 4,416,980 shares of common stock. BlackRock, Inc. has sole power to dispose or to direct the disposition of 4,416,980 shares of common stock and sole power to vote or to direct to vote of 4,273,911 shares of common stock.

(4)	According to a Schedule 13G filed on February 14, 2014, Fidelity SelectCo (“SelectCo”) is the beneficial owner of 4,305,600 shares of common stock. Each of Edward C. Johnson 3d and FMR LLC, through its control of SelectCo, has sole power to dispose of 4,305,600 shares of common stock.

(5)	According to a Schedule 13G filed on February 12, 2014, Adage Capital Advisors, L.L.C. (“ACA”) is the managing member of Adage Capital Partners GP. L.L.C. (“ACPGP”), which is the general partner of Adage Capital Partners, L.P., which directly holds 3,550,000 shares of common stock. Each of ACA and ACPGP has shared power to vote or direct to vote 3,550,000 shares of common stock and shared power to dispose or to direct the disposition of 3,550,000 shares of common stock. Mr. Robert Atchinson and Mr. Phillip Gross, as managing members of ACA, may be deemed the beneficial owners of 3,550,000 shares of common stock.

(6)	According to a Schedule 13G filed on February 13, 2014, Wasatch Advisors, Inc. is the beneficial owner of 3,214,232 shares of common stock and has sole power to vote or to direct to vote such shares, and the sole power to dispose or direct the disposition of such shares.

(7)	Includes 1,683,332 shares of common stock subject to options exercisable within 60 days after February 10, 2014. Also includes 100,000 shares held in a trust for the benefit of Mr. Lanphier’s children and 1,595,054 shares held in family trust. Excludes Restricted Stock Units (“RSUs”) covering an additional 295,000 shares of common stock that may vest and become issuable more than 60 days after February 10, 2014.

(8)	Consists of 11,667 shares issuable upon the exercise of stock options, of which 9,167 shares fully vest within 60 days of February 10, 2014. The remaining 2,500 shares do not vest within 60 days of February 10, 2014 and would be subject to repurchase upon cessation of service to Board if exercised prior to vesting.

(9)	Consists of 80,000 shares issuable upon the exercise of stock options, of which 77,500 shares fully vest within 60 days of February 10, 2014. The remaining 2,500 shares do not vest within 60 days of February 10, 2014 and would be subject to repurchase upon cessation of service to Board if exercised prior to vesting.

(10)	Includes 100,000 shares issuable upon the exercise of stock options, of which 97,500 shares fully vest within 60 days of February 10, 2014. The remaining 2,500 shares do not vest within 60 days of February 10, 2014 and would be subject to repurchase upon cessation of service to Board if exercised prior to vesting. Also includes 11,260 shares of common stock held in Mr. Larson’s individual retirement account (IRA).

(11)	Includes 75,556 shares issuable upon the exercise of stock options, of which 73,056 shares fully vest within 60 days of February 10, 2014. The remaining 2,500 shares do not vest within 60 days of February 10, 2014 and would be subject to repurchase upon cessation of service to Board if exercised prior to vesting. Also includes 19,944 shares held in a trust.

(12)	Consists of 60,000 shares issuable upon the exercise of stock options, of which 36,667 shares fully vest within 60 days of February 10, 2014. The remaining 23,333 shares do not vest within 60 days of February 10, 2014 and would be subject to repurchase upon cessation of service to Board if exercised prior to vesting.

(13)	Includes 80,000 shares issuable upon the exercise of stock options, of which 77,500 shares fully vest within 60 days of February 10, 2014. The remaining 2,500 shares do not vest within 60 days of February 10, 2014 and would be subject to repurchase upon cessation of service to Board if exercised prior to vesting.

(14)	Includes 906,999 shares of common stock subject to options exercisable within 60 days after February 10, 2014. In addition to the shares reported as beneficially owned by Mr. Wolff in the table above, he also holds RSUs covering an additional 115,000 shares of common stock that may vest and become issuable more than 60 days after February 10, 2014.

(15)	Includes 242,915 shares of common stock subject to options exercisable within 60 days after February 10, 2014. Excludes RSUs covering an additional 121,666 shares of common stock that may vest and become issuable more than 60 days after February 10, 2014.

(16)	Includes 580,665 shares of common stock subject to options exercisable within 60 days after February 10, 2014. Excludes RSUs covering an additional 79,666 shares of common stock that may vest and become issuable more than 60 days after February 10, 2014.

(17)	Includes 414,498 shares of common stock subject to options exercisable within 60 days after February 10, 2014. Excludes RSUs covering an additional 94,999 shares of common stock that may vest and become issuable more than 60 days after February 10, 2014.

(18)	Includes 4,235,629 shares issuable upon the exercise of stock option, of which 4,199,799 shares are fully vested within 60 days of February 10, 2014. The remaining 35,833 shares do not vest within 60 days of February 10, 2014 and would be subject to repurchase upon cessation of service to the Board if exercised prior to vesting. Excludes RSUs covering an additional 706,331 shares of common stock that may vest and become issuable more than 60 days after February 10, 2014.

(19)	Shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days after February 10, 2014, are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

COMPENSATION DISCUSSION AND ANALYSIS

It is our intent in this Compensation Discussion and Analysis (“CD&A”) to inform our stockholders of the policies and objectives underlying the compensation programs for our executive officers. Accordingly, we will address and analyze the key elements of the compensation provided to our chief executive officer, our principal financial and accounting officer and the senior research and clinical development executive officers named in the Summary Compensation Table which follows this discussion. We refer to these officers as our named executive officers.

Executive Summary of Compensation Principles and Decisions

The Company’s overarching compensation goal is to reward our executive officers in a manner that supports a strong pay-for-performance philosophy in order to create a positive relationship between its compensation program and the Company’s operational performance and stockholder return, while maintaining an overall level of compensation that the Company believes is fair, reasonable and responsible. The Company believes its compensation objective is accomplished through the following principles and processes that are followed in establishing executive compensation and by the following decisions made with respect to the 2013 compensation package for our named executive officers:

•

Pharmaceutical research, development and commercialization require sustained and focused effort over many years, and involve a high degree of risk. Consequently, the Compensation Committee believes the Company’s compensation program must balance incentives that create rewards for the realization of our long-term strategic objectives with compensation that rewards employees for the achievement of annual goals that further the attainment of the Company’s long-term objectives. The Compensation Committee strives to create a positive relationship between its compensation program and the Company’s operational performance and stockholder return.

•

In order to assure that the compensation programs for the executive officers remain competitive with peer companies, accomplish the Company’s pay-for-performance objectives, and create rewards for the realization of our long-term strategic objectives, the Compensation Committee works with an independent consultant to obtain the advice and market data needed to ensure that the compensation programs achieve these goals.

•

Based on advice from our independent compensation consultant, Radford, an Aon Hewitt Company (“Radford”), Mr. Lanphier’s and Dr. Gregory’s base salary for the 2013 year was increased in order to reward each executive’s performance and to bring his base salary level to between approximately the 50th and 75th percentile of the market data derived from the comparator group. The base salary increases for the other executive officers were more modest and positioned the base salaries of those executive officers at or above the 75th percentile of the market data derived from the comparator group.

•

The Company’s 2013 cash incentive program provided our executive officers with a direct financial incentive in the form of a cash bonus award tied to the Company’s achievement of aggressive pre-established clinical, research and development, business and corporate development, and financial objectives for the 2013 year, as well as individual performance objectives as provided in their plans for Dale Ando, our Vice President, Therapeutic Development and Chief Medical Officer and Philip Gregory, our Senior Vice President, Research and Chief Scientific Officer.

As a result of the Company’s exceptional performance in 2013, as highlighted below under the heading “2013 Business Highlights,” and in the case of Drs. Ando and Gregory, their individual performance, each named executive officer was awarded in excess of 100% of his target bonus for 2013.

•

Like most other biotechnology companies that have not yet commercialized any pharmaceutical products, the Company has been heavily dependent on the capital markets for its cash requirements, and has historically used equity compensation as a significant component of the compensation package for the Company’s executive officers.

At the 2013 Annual Meeting, our stockholders approved the Company’s 2013 Stock Incentive Plan (the “2013 Plan”) as the successor to the Company’s 2004 Stock Incentive Plan that would otherwise have expired in March 2014. Consistent with evolving corporate governance practices and in order to address stockholder concerns regarding dilution, the Compensation Committee sought approval of a share reserve under the 2013 Plan that is intended to meet the Company’s equity compensation needs for two to three years. The Compensation Committee is committed to using equity incentive awards prudently and within reasonable limits.

•

In 2013 the Compensation Committee determined that it was appropriate to provide executives with an equity package that included both restricted stock units (“RSUs”) and stock option awards. Based on the Company’s increased stock price during 2013, the Compensation Committee reduced the number of shares subject to the equity grants made in 2013 as compared to the equity grants made in 2012, and focused on the Company’s burn rate and the percent of the Company’s outstanding equity subject to each award. The percentage of the Company’s equity granted pursuant to the 2013 equity awards placed the executive officers between the 50th and the 75th percentile of the comparator group on equity awards, which was consistent with the Company’s policy.

•

The Company has entered into employment agreements with its President and Chief Executive Officer, Edward O. Lanphier, its Executive Vice President, Research and Development, Dr. Geoffrey Nichol and its Executive Vice President and Chief Financial Officer, H. Ward Wolff. These agreements provide financial protection against the potential loss of employment in designated circumstances, which the Compensation Committee believes will allow the executives to focus attention on the best interests of the stockholders, without undue concern as to the executive’s own financial situation. None of our employment agreements contain a tax gross-up. The Compensation Committee has been advised by its independent compensation consultant that the benefits provided under these agreements are consistent with both peer company and broader market practices, and are fair and reasonable.

•

The Company does not offer a defined benefit pension plan, deferred compensation plan or supplemental executive retirement plan. Instead, the Company relies on equity compensation in order to attract and retain key employees, align the interests of our executive officers with those of our stockholders and to provide our executive officers and other employees with the opportunity to accumulate retirement income.

•	The Company does not offer any significant perquisites to the executive officers.

2013 Business Highlights

As discussed in this CD&A, the Compensation Committee strives to create a positive relationship between its compensation program and the Company’s operational performance and stockholder return. The Compensation Committee established the 2013 compensation program and the associated Company goals in accordance with this philosophy and recognized the following key financial and operational achievements during the 2013 year:

•

The Company completed the treatment and treatment interruption (“TI”) phase of its SB-728-T clinical trials in HIV/AIDS (SB-728-1101 and SB-728-902, Cohort 5). At medical meetings in 2013, the Company presented data from these trials.

•

The Company presented preclinical proof of concept data from In Vivo Protein Replacement Platform (“IVPRP”) and Sangamo’s DNA-binding technology (“ZFP”) therapeutic program for treatment of hemoglobinopathies at the Annual Meeting of the American Society of Hematology. New preclinical data were presented demonstrating therapeutic levels of gene modification in non-human primates from Sangamo’s IVPRP. In addition, preclinical and clinical manufacturing data were presented from Sangamo’s ZFP Therapeutic program for the treatment and potential cure of both sickle cell disease (“SCD”) and beta-thalassemia.

•	The Company was awarded a $6.4 million Strategic Partnership Award from the California Institute of Regenerative Medicine (“CIRM”) to develop ZFP Therapeutics for the treatment of beta-thalassemia.

•

As a result of actions taken and the foregoing significant milestones achieved during the 2013 year, on January 8, 2014, the Company entered into a Global Research, Development and Commercialization Collaboration and License Agreement with a wholly-owned subsidiary of Biogen Idec Inc. (“Biogen”), pursuant to which Sangamo and Biogen will collaborate to discover, develop, seek regulatory approval for and commercialize therapeutics based on ZFP for hemoglobinopathies, including SCD and beta-thalassemia.

•

The Company concluded the year with $131.8 million in cash, cash equivalents, investments and interest receivable. In September 2013, the Company completed an underwritten public offering of its common stock resulting in net proceeds of $69.5 million.

•

The Company acquired Ceregene, Inc., a privately held biotechnology company focused on the development of adeno-associated virus (“AAV”) gene therapies. The acquired assets include all of Ceregene’s therapeutic programs, including CERE-110, an AAV vector expressing nerve growth factor (“NGF”) for the treatment of Alzheimer’s disease that is currently in a Phase 2 clinical trial, certain intellectual property rights relating to the manufacturing of AAV, and certain toxicology and safety data from Ceregene’s human clinical trials. In addition to the products and technologies acquired through the Ceregene acquisition, the Company advanced its intellectual property portfolio.

•	The Company believes that the increase in the Company’s market capitalization during 2013 was the result of the Company’s achievement of the foregoing performance milestones.

Overview of the Company’s Executive Compensation Program

Corporate Governance and the Role of the Compensation Committee

The Compensation Committee assists the Board of Directors in fulfilling its fiduciary responsibilities with respect to the oversight of the Company’s affairs in the areas of compensation plans, policies and programs of the Company, especially those regarding executive compensation and employee benefits.

The Compensation Committee’s responsibilities include (i) establishing, administering and reviewing compensation plans and programs for the Company’s executive officers and other employees, including incentive and equity-based plans and programs; (ii) establishing compensation arrangements for the executive officers and setting the performance goals for their incentive compensation programs; (iii) evaluating the performance of executive officers and awarding incentive compensation; (iv) adjusting compensation arrangements as appropriate based upon performance; and (v) reviewing and monitoring management development and succession plans and activities.

During 2013, Dr. Mento served as Chairman of the Compensation Committee, and Messrs. Larson and Ringo served as members of the Compensation Committee. The Company’s Board of Directors has determined that all of the Compensation Committee members who served during the 2013 year are “independent” directors under the NASDAQ definition of independence. Dr. Mento and Messrs. Larson and Ringo have extensive experience in executive management and the biotechnology industry, including experience with compensation practices and policies.

Objectives of the Company’s Compensation Program

The Company is developing a new class of human therapeutics and is committed to building a sustainable business focused on the research, development and commercialization of engineered DNA-binding proteins for the development of novel therapeutic strategies for unmet medical needs. To achieve this strategic objective, the Company has emphasized the recruitment of executives with significant industry or scientific experience. This is a very competitive industry and our success depends upon our ability to attract and retain qualified executives through competitive compensation packages. The Compensation Committee administers the compensation programs for our executive officers with this competitive environment in mind.

Pharmaceutical research, development and commercialization require sustained and focused effort over many years, and involves a high degree of risk, particularly in the early stages of clinical development. As a consequence, the Compensation Committee believes the Company’s compensation program must balance long-term incentives that create rewards for the realization of our long-term strategic objectives with near term compensation that rewards employees for the achievement of annual goals that further the attainment of the Company’s long-term objectives and align the interests of our employees with those of our stockholders. The Company believes that compensation should not be based primarily on the near-term performance of our stock, which has been and continues to be highly volatile.

To this end, the objectives of the Company’s compensation program are to:

•

Enable the Company to attract and retain highly qualified executives with extensive industry or scientific experience by providing a competitive compensation package that includes long-term incentives that provide significant retentive value;

•	Reward executives for the Company’s success in meeting its annual clinical development and other research and operational goals;

•	Reward executives for their individual performance and achievement of their personal goals and those of the functional organizations that they manage; and

•	Align the interests of our executives with those of our stockholders.

Executive Compensation Determination Procedures and Policies

The Compensation Committee reviews executive compensation annually. As part of this process, the Chief Executive Officer makes recommendations to the Compensation Committee with respect to the compensation levels for individual executives other than himself based on the performance evaluation conducted by the executive’s manager. The Compensation Committee reviews this information and adjusts or approves the recommendations as appropriate. In addition, for each named executive officer, the Compensation Committee considers the Company’s performance against annual and longer term objectives, market data regarding executive compensation at comparable companies and realized and realizable values under previous equity awards.

In the case of the Chief Executive Officer, the Compensation Committee evaluates his performance against the Company’s annual goals and longer term objectives pre-established by the Board of Directors, together with market data regarding executive compensation at comparable companies and realized and realizable values under previous equity awards.

In August 2012, the Compensation Committee retained the services of Radford to advise the committee on the Company’s overall compensation practices, including the following: (i) assessment of compensation levels and mix of elements for the Company’s executive officers and vice presidents, (ii) executive compensation and governance trends based on peer group practices and market trends, (iii) development of company-wide cash and equity grant ranges based on the Company’s job classification structure, and (iv) adoption of an equity incentive plan as a successor to the Company’s 2004 Stock Incentive Plan.

In September 2013, the Compensation Committee again retained the services of Radford in order to (i) assess compensation levels and mix of elements for the Company’s executive officers and vice presidents, (ii) review the peer group companies selected in 2012 and recommend any changes to that list, and (iii) advise the committee on executive compensation and governance trends based on peer group trends and market practices.

The Compensation Committee determined that Radford was independent using certain defined criteria including (i) fees paid by Sangamo to Radford as a percentage of Radford’s total revenue; (ii) other services provided to Sangamo by Radford; (iii) Radford’s business or personal relationships with Compensation Committee members and executive officers; (iv) shares of Sangamo common stock owned by Radford; and (v) other potential conflicts of interest.

Comparative Analysis

Because the biotechnology industry is a dynamic industry, the comparator group used by the Compensation Committee to measure the competitive positioning of our compensation packages is periodically updated to ensure that companies continue to meet the established criteria. Accordingly, the peer companies for purposes of measuring the competitive positioning of the 2012 equity awards and the 2013 compensation package for the named executive officers were selected in October 2012, based on an analysis performed by Radford. Peer companies were selected at that time primarily using the following criteria: publicly-held pre-commercial U.S. biotechnology companies, companies with 50 – 500 employees, companies with market capitalization values between $125 million and $600 million and a preference for companies located in northern California. Specifically, the selected comparable companies were as follows:

Affymax, Inc.	ISIS Pharmaceuticals, Inc.
Alnylam Pharmaceuticals, Inc.	MannKind Corporation
Amicus Therapeutics	MAP Pharmaceuticals, Inc.
Celldex Therapeutics, Inc.	Neurocrine Biosciences, Inc.
Dendreon Corporation	Osiris Therapeutics, Inc.
Dyax Corp.	Rigel Pharmaceuticals, Inc.
Dynavax Technologies Corporation	Vical, Incorporated
Exelixis, Inc.	XenoPort, Inc.
Geron Corporation	XOMA Corporation
Immunomedics, Inc.

In 2013, Sangamo’s market capitalization increased significantly. Accordingly, in September 2013, based on the recommendation of Radford, the criteria primarily used to select the peer group were modified to adjust the market capitalization range of comparator companies from between $125 million and $600 million, to between $300 million and $1.2 billion. Based on this change, the Compensation Committee selected the following comparable companies for purposes of measuring the competitive positioning of the equity awards granted in December 2013:

Alnylam Pharmaceuticals, Inc.	Infinity Pharmaceuticals, Inc.
Anacor Pharmaceuticals, Inc.	MannKind Corporation
Celldex Therapeutics, Inc.	Neurocrine Biosciences, Inc.
Cytokinetics, Inc.	Osiris Therapeutics, Inc.
Dyax Corp.	Rigel Pharmaceuticals, Inc.
Dynavax Technologies Corporation	Sarepta Therapeutics, Inc.
Exelixis, Inc.	Synta Pharmaceuticals Corp.
Geron Corporation	XenoPort, Inc.
Idenix Pharmaceuticals Inc.	XOMA Corporation
Immunomedics, Inc.

Key Elements of the Company’s Executive Compensation Program

The following are the key elements of the Company’s executive compensation program:

•	Base Salary

•	Cash Incentive Bonus

•	Equity Compensation

Base Salary

Base salary is intended to enable the Company to attract and retain skilled and experienced executives and to provide a level of economic security for executives from year to year. For each executive position, the

Compensation Committee generally targets base compensation in the range of the 50th to 75th percentile of the market data derived by Radford from the comparator group. The Committee considers this positioning appropriate given each of our executive’s tenure and responsibilities with the Company, as well as the high cost of living in the San Francisco Bay Area. However, the actual base salary for an executive officer may be below or above the range based on individual performance, experience, skills and the importance of the executive’s position to the Company.

In accordance with our practice, in December 2012, the Company conducted annual performance reviews for the 2012 year for all of its employees, including named executive officers. Based on these reviews, Company performance for the 2012 year, advice from Radford and competitive data from the peer group, the Compensation Committee approved increases to annual base salaries for each of the Company’s named executive officers, effective January 1, 2013. Mr. Lanphier’s and Dr. Gregory’s base salary was increased by approximately 11.5%, and 10%, respectively, in order to reward each executive’s performance, reflect the importance of that officer’s position and to bring his base salary level to between approximately the 50th and 75th percentile of the market data derived from the peer group. The base salary increases for the other executive officers were more modest and positioned the base salaries of those executive officers at or above the 75th percentile of the market data derived from the peer group.

The 2013 and 2012 base salaries were as follows:

Name	2013 Base Salary	2012 Base Salary	Percent Increase
Edward O. Lanphier II	$640,000	$574,225	11.50%
H. Ward Wolff	$400,000	$390,000	2.56%
Geoffrey M. Nichol, M.B., Ch.B.	$453,500	$440,000	3.07%
Dale G. Ando, M.D.	$437,500	$427,500	2.34%
Philip D. Gregory, D. Phil.	$385,000	$350,000	10.00%

Cash Incentive Bonus for 2013

Incentive Compensation Plan Terms and Conditions

The Compensation Committee has adopted the Sangamo BioSciences, Inc. Incentive Compensation Plan (the “Incentive Plan”) as a performance-based cash bonus program for the Company’s executive officers. The Compensation Committee has discretion under the Incentive Plan to implement one or more performance periods under the plan, each of a duration determined by the Compensation Committee. The Incentive Plan includes a list of criteria upon which performance objectives established under the Incentive Plan will be based, including both individual and Company performance objectives. For each Company and individual objective, the Compensation Committee may set differing levels of attainment. The Compensation Committee will then establish dollar levels for the bonus to which each participant may become entitled for that performance period based on the level at which the performance objectives are actually attained.

A participant will not become entitled to a bonus under the Incentive Plan for a particular performance period unless the participant remains employed by the Company through the date bonuses are paid to each participant following completion of that performance period. However, should a change in control transaction be consummated prior to the completion of a performance period, then the performance period will terminate upon the consummation of that change in control and each participant in the Incentive Plan will receive a bonus in the dollar amount previously set by the Compensation Committee at target level attainment of each performance objective; however, such bonus will be pro-rated to reflect each participant’s actual period of service from the start date of the performance period through the effective date of the change in control. The pro-rated bonus paid pursuant to the terms of the Incentive Plan will reduce the amount of any severance payable to the participant based on the participant’s target bonus pursuant to the terms of any employment agreement.

2013 Objectives and Achievement

The cash incentive program for the 2013 year under the Incentive Plan was designed to advance our pay-for-performance policy by focusing the attention of our executive officers on the attainment of key Company short-term objectives that further the attainment of the Company’s long-term objectives. The program provided each of our executive officers with a direct financial incentive in the form of a cash bonus award tied to our achievement of aggressive pre-established clinical, research and development, business and corporate development, and financial goals for the 2013 year.

Given the uncertainties involved in pharmaceutical development, the Compensation Committee’s milestones for certain clinical and research objectives have typically focused on the achievement of a specific milestone, rather than a successful outcome. The Compensation Committee believes that this focus is appropriate for the cash incentive program because the executive officers are already incentivized to produce successful outcomes pursuant to outstanding equity awards, as described under the heading “Equity Compensation” below. The Compensation Committee also believes that this strategy protects against the potential of short-term incentives to encourage excessive risk taking. However, in order to advance our pay-for-performance strategy, and align our cash incentive program with the interests of our stockholders, in 2013 the Compensation Committee structured the incentive program so that certain objectives were either (i) dependent upon a successful outcome, or (ii) resulted in an increased payout based on a successful outcome. For example, the weighting of the clinical objectives was 15% for execution, but 20% for positive proof of principle from one study. The Compensation Committee determined the relative weight of each goal under the cash incentive program based on its importance to the Company’s success.

The Compensation Committee has historically determined the size of potential cash bonuses by reference to target bonus amounts, based on market data from the peer group for each executive position. The specified percentages are intended to help ensure that the Company’s total cash compensation is competitive when compared to the peer companies identified by Radford. It is also designed to ensure that a portion of each executive’s cash compensation is contingent on goal achievement, thereby increasing the performance-based component of each executive’s total compensation.

For the performance period under the Incentive Plan coincident with the 2013 calendar year, the target cash bonus for our executive officers was as follows: Mr. Lanphier, 60% of base salary; Dr. Nichol, 45% of base salary; Mr. Wolff, 40% of base salary, and Drs. Ando and Gregory, 35% of base salary. With the exception of Mr. Wolff, the target percentage of base salary for each executive officer was increased from the percentage established in the 2012 year, in order to set the target cash bonus for the 2013 year at approximately the 50th percentile of the peer group.

For Messrs. Lanphier and Wolff and Dr. Nichol, 100% of the target bonus was based on pre-established corporate performance objectives; for Drs. Ando and Gregory, 80% of the target bonus was based on corporate performance objectives and 20% of the target bonus was based on individual performance objectives. The Company was required to achieve a minimum of 70% of the corporate performance objectives for any bonuses to become payable. There was an opportunity for achievement of the corporate performance objective at a level above 100% in the event of exceptional performance.

If the actual level of achievement for any category of objectives was deemed to be below the target level for that category of objectives, the dollar amount of the portion of the executive officer’s bonus allocated to that category of objectives was calculated on a proportional basis between $0 and his target bonus amount. If performance exceeded the target level for that category of objectives, the dollar amount of the portion of the bonus allocated to that category of objectives was increased at the discretion of the Compensation Committee above the target bonus amount for that category of objectives to reflect the extent to which the results exceeded the target. At the time the objectives were set, we believed that the objectives, though aggressive, were achievable at the established target levels, but substantial uncertainty nevertheless existed as to the actual achievement of the objectives at the established level.

The principal individual performance objective for Dr. Ando was to achieve the development component of the Company’s performance objectives. In addition, Dr. Ando’s individual performance objectives related to implementation of organizational enhancements in the Company’s development group and expanding technical expertise and implementing organizational enhancements in the research and manufacturing groups. The principal individual performance objective for Dr. Gregory was to achieve the research component of the Company’s performance objectives. In addition, Dr. Gregory’s individual performance objectives related to implementation of organizational enhancements in the Company’s research group and support of the Company’s business development group. The maximum achievement for Drs. Ando and Gregory’s individual performance objectives was 125% of target.

The performance objectives, weighting and achievement under the program for 2013 are summarized as follows:

Corporate Performance Objectives For 2013	Weighting	Achievement
Clinical Objectives:	15% for execution 20% for positive proof of principle	20% (100% of category)
• Advance clinical trials of SB-728-T program: relates to achievement of certain objectives in the Company’s ongoing clinical trials.
Development Objectives:	25%	25% (100% of category)
• Achieve all development deliverables under the agreement with Shire. • Advance preclinical pipline of ZFP Therapeutics.
Business/Corporate Development Objectives:	20%	20%+10% (150% of category)
• Complete at least one ZFP Therapeutic corporate partnership
• Evaluate, license or acquire additional technologies or synergistic products.
Research Objectives:	25%	25% + 5% bonus (120% of category)
• Advance prioritized ZFP Therapeutic research programs.
• Secure new grant funding to support preclinical programs
• Achieve all deliverables under the agreements with Dow AgroSciences and Shire
Finance and Organizational Objectives:	10%	10%+10% (200% of category)
• Conclude 2013 with more than $57.5 million in cash and cash equivalents, excluding cash from new corporate partnerships or financing activities. • Other organizational objectives
Total	100%	125%

The Compensation Committee determined that the Company’s performance for the 2013 year resulted in total achievement of 125% of the weighted objectives (see table above for specific objective achievement). The Compensation Committee determined that the level of achievement of the Business/Corporate Development Objectives, the Research Objectives and the Finance and Organizational Objectives exceeded 100%, based on the results achieved by the Company in executing those objectives, as described above under the heading “2013 Business Highlights”. In addition, the Compensation Committee determined that Dr. Ando met his individual performance goals at 110% (or 22% of the 20% for that category) and that Dr. Gregory met his individual performance goals at 125% (or 25% of the 20% for that category).

The Compensation Committee retains the discretion each year to grant supplemental bonuses under the Incentive Plan to named executive officers that are above or below the established target based on the above criteria and its subjective assessment of each named executive officer’s performance.

The table below sets forth the target and actual cash incentive program awards for our named executive officers based on the Company’s performance in the 2013 year, and for Drs. Ando and Gregory, achievement of individual performance objectives:

Name	Target Award	Actual Award
Edward O. Lanphier II	$384,000	$480,000
H. Ward Wolff	$160,000	$200,000
Geoffrey M. Nichol, M.B., Ch.B.	$204,075	$255,094
Dale G. Ando, M.D.	$153,125	$186,812
Philip D. Gregory, D. Phil.	$134,750	$168,438

Equity Compensation

The Company has historically granted stock options to its executives, and to all of its employees, to provide long-term incentives that align the interests of its work force with the achievement of the Company’s long-term vision to develop and commercialize pharmaceutical products and with the interests of the Company’s stockholders. Given the time periods involved in pharmaceutical development, the Company believes that these long-term incentives are critical to the Company’s success. The exercise price for options granted by the Company is equal to the closing price of the Company’s stock on the option grant date. Accordingly, stock options produce realizable value to the holder only if the Company’s stock price increases over the period of time that the award remains outstanding. Option grants are typically subject to a four year vesting schedule with 25% of the grant vesting on the first anniversary of the grant and then monthly thereafter for the next three years.

In December 2011 the Compensation Committee awarded RSUs to its executives in lieu of annual stock option grants. The committee made that change for a number of reasons, including reducing the dilutive effect of the incentive equity awards made to management, making the Company’s equity compensation practices competitive with the Company’s peer group and providing additional retention incentive. Each RSU entitles the recipient to one share of our common stock at a designated issue date following the vesting of that unit, without the payment of an exercise price or other cash consideration for the issued share.

In 2011, the Compensation Committee weighted more heavily the retention incentive provided to the executive officers by an award of RSUs based on the Company’s stock price at such time and the value that could be realized by each executive officer pursuant to his equity awards, many of which had no intrinsic value at such time. However, in 2012 and 2013, based on the advice of Radford and its review of peer group data, the Compensation Committee awarded equity packages that utilize both RSU awards and stock options. The Compensation Committee believes that this approach enables the committee to balance the positive and negative attributes of each type of equity award. For example, stock options are generally considered to have a stronger pay-for-performance component since the awards result in realizable value to the executive only if the company’s stock price increases over time. For this reason, higher numbers of option shares are generally awarded by companies, increasing stockholder dilution, but also providing a greater return to the executive when the company’s stock price increases. RSUs retain value when the company’s stock price decreases, and accordingly are considered to have a stronger retention value, particularly in volatile markets. Because RSUs retain value when the stock price decreases, companies generally award smaller numbers of RSUs than they would stock options, thereby resulting in less stockholder dilution. Consistent with the awards made in 2012, the equity awards in 2013 were granted with a 2:1 award ratio of stock options to RSUs.

Based on the Company’s significantly increased stock price during 2013, the Compensation Committee reduced the number of shares subject to the equity grants made in 2013 as compared to the equity grants made in 2012 and focused on the Company’s burn rate and the percent of the Company’s outstanding equity subject to each award. The percentage of the Company’s equity granted pursuant to the 2013 equity awards placed the executive officers between the 50th and the 75th percentile of the comparator group on equity awards, which was consistent with the Company’s policy. In addition, Dr. Gregory’s equity awards reflect his promotion to Senior Vice President of Research and Chief Scientific Officer.

The following equity awards were granted to our named executive officers by the Compensation Committee effective December 12, 2013:

Name	Number of Option Shares at an Exercise Price Per Share of $12.12	Number of Restricted Stock Units
Edward O. Lanphier II	150,000	75,000
H. Ward Wolff	70,000	35,000
Geoffrey M. Nichol, M.B., Ch.B.	70,000	35,000
Dale G. Ando, M.D.	46,000	23,000
Philip D. Gregory, D. Phil.	70,000	35,000

The stock options awarded in December 2013 are subject to a four year vesting schedule with 25% of the grant vesting on the first anniversary of the grant and then monthly thereafter for the next three years. The RSUs awarded in December 2013 vest and the underlying shares of common stock will become issuable in three successive equal annual installments measured from the grant date. The equity awards granted to Messrs. Lanphier and Wolff and Dr. Nichol are subject to accelerated vesting in whole or in part in the event the officer’s employment terminates under certain circumstances or upon certain changes in control or ownership of the Company.

At the 2013 Annual Meeting, our stockholders approved the 2013 Plan as the successor to the Company’s 2004 Stock Incentive Plan that would otherwise have expired in March 2014. Consistent with evolving corporate governance practices and in order to address stockholder concerns regarding dilution, the Compensation Committee sought approval of a share reserve under the 2013 Plan that is intended to meet the Company’s equity compensation needs for two to three years. At the time the 2013 Plan was approved, our historic three-year average gross burn rate, representing annual equity award grants as a percentage of total shares outstanding, was 3.51%, calculated in accordance with the methodology used by a leading proxy advisory firm. This is below the 6.70% gross burn rate limit that such proxy advisory firm applies to the Pharmaceutical and Biotechnology GICS industry group of the Russell 3000 for 2013 that the Company is measured against.

Because our executive officers have generally retained their equity awards for significant time periods, thereby aligning the interests of our executive officers with the interests of our stockholders, we have not adopted a policy requiring our executive officers to hold their equity awards for any designated period of time.

Equity awards are granted to all employees, including executives, when they are hired, and employees are eligible for additional equity awards in connection with annual performance reviews in December of each year. New hire equity awards are generally pre-authorized and become effective on the employee’s start date, with the exercise price of any stock option grants set at the closing price of the Company’s stock on that date.

Employment Agreements

The Company has entered into an employment agreement with Messrs. Lanphier and Wolff and with Dr. Nichol. These agreements provide financial protection against the potential loss of employment in designated circumstances, which the Compensation Committee believes will allow the executives to focus attention on the best interests of the stockholders, without undue concern as to the executive’s own financial situation. None of our employment agreements contain a tax gross-up. The Compensation Committee has been advised that the benefits provided under these agreements are consistent with both peer company and broader market practices, and are fair and reasonable.

A summary of the material terms of the employment agreements with Messrs. Lanphier and Wolff and with Dr. Nichol, together with a quantification of the benefits available under those agreements, may be found in the section of the Proxy Statement entitled “Employment Contracts and Change in Control Arrangements.”

Other Elements of Executive Compensation Program

The remaining elements of the Company’s executive compensation program, like its broader employee compensation programs, are intended to make the Company’s overall compensation program competitive with those of its peer companies, keeping in mind the constraints imposed by the Company’s reliance on the capital markets as the primary source of its cash needs. With the exception of the employment agreements between the Company and the Company’s President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and Executive Vice President, Research and Development, all of the remaining elements of the Company’s executive compensation program (401(k) Plan, Medical, Dental, and Vision Plans, Life and Disability Insurance, and Employee Stock Purchase Plan) are available to all Company employees. Under the terms of the Company’s Employee Stock Purchase Plan and the Internal Revenue Code, as a beneficial owner of more than 5% of the Company’s outstanding common stock, Mr. Lanphier is not eligible to participate in that plan.

Allocations between Base Salary, Cash Incentive Bonus and Equity Compensation for Executives and Risk-Taking

As discussed above, the development and commercialization of pharmaceutical products involves a high degree of risk, particularly in the early stages of clinical development.

Recently, the Company has sought to align equity and cash components with industry peers in order to offer compensation packages that enable us to attract and retain talented employees, including those in the Company’s executive ranks. The Compensation Committee continues to evaluate the relative importance of equity and cash components of total compensation.

The Company does not believe that the performance-based nature of the executive compensation program encourages excessive risk-taking by its executive officers that would threaten the economic viability of the Company. Some clinical milestones under the cash incentive program each year are generally focused on the achievement of a specific milestone, rather than a successful outcome. The Compensation Committee believes that this strategy protects against the potential of near-term incentives to encourage excessive risk taking. In addition, long-term equity awards tied to the value of the Company’s common stock represent a significant component of an executive officer’s total direct compensation, as evidenced by the compensation breakdown contained in the Summary Compensation Table that follows. Those awards promote a commonality of interest between the executive officers and the Company’s stockholders in sustaining and increasing stockholder value. Because the equity awards are typically made on an annual basis to the executive officers, those officers always have unvested awards outstanding that could decrease significantly in value if the Company’s business is not managed to achieve its long-term goals. Accordingly, the overall compensation structure is not overly-weighted toward near-term incentives, and the Company has taken what it believes are reasonable steps to protect against the potential of disproportionately large near-term incentives that might encourage excessive risk taking.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation that is not considered to be performance-based. The stock options granted to our executive officers have been structured with the objective of qualifying those awards as performance-based compensation. The RSUs awarded to our named executive officers will not qualify as performance-based compensation. In addition, the bonuses provided to our named executive officers under the Incentive Plan and any other cash incentive programs will not qualify as performance-based compensation for purposes of Section 162(m). However, we believe that in establishing the cash and equity incentive compensation programs for our executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, we may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to our financial performance or through RSUs tied to the executive officer’s continued service, which may, together with base salary, exceed in the aggregate the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the executive officers essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Non-performance-based compensation paid to our executive officers for 2013 exceeded the $1.0 million limit per covered officer. However, we generated a net loss for the year ended December 31, 2013 and we expect to incur net losses for the foreseeable future. In addition, as of December 31, 2013, the Company had net operating loss carryforwards for federal income tax purposes of approximately $209 million that will begin to expire in 2018. These loss carryforwards defer the impact of any deductions that the Company might lose under Section 162(m) for one or more of those carryforward years. Accordingly, although tax deductions for some amounts that we paid to our named executive officers as compensation for 2013 were limited by section 162(m), that limitation did not result in the current payment by us of increased federal income taxes due to our net loss position as well as our net operating loss carryforwards.

Advisory Vote on Executive Compensation

We are conducting an advisory vote on executive compensation at our 2014 Annual Meeting (Proposal No. 2). While this vote is not binding on the Company, our Board of Directors or our Compensation Committee, we believe that it is important for our stockholders to have an opportunity to vote on this proposal as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in this CD&A and our Proxy Statement generally. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in the Proxy Statement , we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. In addition to our advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues.

At the 2011 Annual Meeting we conducted our first advisory vote on executive compensation. At such meeting, approximately 80% of the votes cast on the advisory vote on executive compensation proposal (Proposal No. 2) were in favor of our named executive officer compensation as disclosed in our proxy statement, and as a result our named executive officer compensation was approved. The Board of Directors and Compensation Committee reviewed these final vote results in the context of our overall compensation philosophy and programs, and based on the level of support, determined that no significant changes to our compensation policies and programs were necessary. Nevertheless, as discussed in this CD&A, the Compensation Committee does make modifications periodically to our executive compensation programs to more closely align our executive compensation with the interests of our stockholders.

The award of RSUs to our executive officers, in addition to stock options, as part of the equity package is one such modification that has occurred following the first advisory vote on executive compensation at our 2011 Annual Meeting. This approach enabled the Compensation Committee to balance the positive and negative attributes of each type of equity award. For example, stock options are generally considered to have a stronger pay-for-performance component since the awards result in realizable value to the executive only if the Company’s stock price increases over time. For this reason, higher numbers of option shares are generally awarded by companies, increasing stockholder dilution, but also providing a greater return to the executive when the company’s stock price increases. RSUs retain value when the company’s stock price decreases, and accordingly are considered to have a stronger retention value, particularly in volatile markets. Because our stock price has been, and will likely continue to be volatile, the Compensation Committee believes that RSUs are a valuable addition to the compensation package for the Company’s executive officers. In addition, the Compensation Committee has awarded RSUs with a 2:1 award ratio of stock options to RSUs, and accordingly the award of RSUs results in less dilution than stock option grants on our outstanding shares. This, and other periodic modifications, is intended to build upon our strong compensation governance framework and pay-for-performance philosophy.

We have determined that our stockholders should vote on a say-on-pay proposal every three years, consistent with the preference expressed by our stockholders at the 2011 Annual Meeting

Summary Compensation Table

The following table provides certain summary information concerning the compensation earned, for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 2013, 2012 and 2011 by the Company’s President and Chief Executive Officer, the Company’s Executive Vice President and Chief Financial Officer, and each of the Company’s three other most highly compensated executive officers whose total compensation for the 2013 year was in excess of $100,000 and who were serving as executive officers at the end of that year. No other executive officers who would have otherwise been includable in such table on the basis of total compensation for the 2013 year have been excluded by reason of their termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the “named executive officers.”

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)		Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Total ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)
Edward O. Lanphier II,	2013	640,000	—		909,000	1,283,310	480,000	3,312,310
President and Chief Executive Officer	2012	574,225	—		973,800	946,500	290,701	2,785,226
	2011	557,500	—		382,500	—	210,000	1,150,000

H. Ward Wolff,	2013	400,000	—		424,200	598,878	200,000	1,623,078
Executive Vice President and Chief Financial Officer	2012	390,000	—		243,450	340,740	157,950	1,132,140
	2011	375,000	—		191,250	—	112,500	678,750

Geoffrey M. Nichol, M.B., Ch.B.,	2013	453,500	—		424,200	598,878	255,094	1,731,672
Executive Vice President, Research and Development	2012	440,000	—		297,550	416,460	178,200	1,332,210
	2011	202,289	150,000	(5)	191,250	1,229,610	63,750	1,836,899

Dale G. Ando, MD,	2013	437,500	—		278,760	393,548	186,812	1,296,620
Vice President,	2012	427,500	—		189,350	265,020	128,250	1,010,120
Therapeutic Development and Chief Medical Officer	2011	415,000	—		127,500	—	93,375	635,875

Philip D. Gregory, D. Phil.,	2013	385,000	—		424,200	598,878	168,438	1,576,516
Senior Vice President, Research and Chief Scientific Officer	2012	350,000	—		216,400	302,880	108,150	977,430
	2011	315,000	—		127,500	—	70,875	513,375

(1)	The amounts in column (c) include amounts deferred under the Company’s 401(k) Plan, a qualified deferred compensation plan under section 401(k) of the Internal Revenue Code.

(2)	The amounts in column (e) reflect the aggregate grant date fair value of the RSUs awarded to the named executive for the applicable year, calculated in accordance with FASB Accounting Standards Codification Topic 718, or ASC 718, Compensation — Stock Compensation, without taking into account any estimated forfeitures. The assumptions used in the calculation of the grant date fair value of each RSU award are included in Note 4 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on February 24, 2014.

(3)	The amounts in column (f) represent the aggregate grant date fair value of the stock option grants for each indicated year in accordance with ASC 718. The assumptions used in the calculation of the grant date fair values of each option grant are included in Note 4 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on February 24, 2014.

(4)	The amounts in column (g) reflect the cash awards made to the named executive officers under the Company’s non-equity incentive plan that was in effect for the indicated year.

(5)	Dr. Nichol received a $150,000 sign-on bonus which he was required to repay to the Company in the event his employment was terminated by the Company for cause or in the event he voluntarily terminated his employment other than for good reason at any time prior to June 17, 2013.

Grants of Plan-Based Awards

The following table provides certain summary information concerning each grant of an award made to a named executive officer in the 2013 year under a compensation plan.

Name	Grant Date	Potential Payouts Under Non- Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (6)		All Other Option Awards: Number of Securities Under- lying Options (#) (3)		Exercise or Base Price of Option or Stock Awards ($/Sh)	Grant Date Fair Value ($)
		Threshold ($) (1)	Target ($) (2)	Maximum ($) (1)
Edward O. Lanphier II	12/12/13	268,800	384,000	—	—		—		—	—
	12/12/13	—	—	—	75,000	(4)	—		—	909,000
	12/12/13	—	—	—	—		150,000	(4)	12.12	1,283,310
H. Ward Wolff	12/12/13	112,000	160,000	—	—		—		—	—
	12/12/13	—	—	—	35,000	(5)	—		—	424,200
	12/12/13	—	—	—	—		70,000	(5)	12.12	598,878
Geoffrey M. Nichol, M.B., Ch. B.	12/12/13	142,852	204,075	—	—		—		—	—
	12/12/13	—	—	—	35,000	(5)	—		—	424,200
	12/12/13	—	—	—	—		70,000	(5)	12.12	598,878
Dale G. Ando, M.D.	12/12/13	85,750	153,125	—	—		—		—	—
	12/12/13	—	—	—	23,000		—		—	278,760
	12/12/13	—	—	—	—		46,000		12.12	393,548
Philip D. Gregory, D. Phil.	12/12/13	75,460	134,750	—	—		—		—	—
	12/12/13	—	—	—	35,000		—		—	424,200
	12/12/13	—	—	—	—		70,000		12.12	598,878

(1)	The Company was required to achieve a minimum of 70% of the corporate performance objectives for any bonuses to become payable. If the applicable performance goals were attained at a level between threshold and target, the potential bonus would be in a dollar amount interpolated on a straight line basis between the threshold and the indicated target bonus amount. If performance goal attainment were above the target level, then the potential bonus would be increased above the indicated target bonus amount to reflect the extent to which the target goals were exceeded as deemed appropriate by the Compensation Committee. For Drs. Ando and Gregory, 20% of the target bonus payable was conditioned on the achievement of individual performance objectives. The maximum achievement for Drs. Ando and Gregory’s individual performance objectives was 125% target, or $38,281 and $26,951, respectively.

(2)	Reflects the potential payouts under the Company’s non-equity incentive plan based on the Company’s attainment of certain research and development, operational and financial goals at target level. Also reflected for Drs. Ando and Gregory is the achievement of certain individual goals at target level. For more information regarding the non-equity incentive plan, please see the section entitled “Cash Incentive Bonus for 2013” in the Company’s Compensation Discussion and Analysis.

(3)	The reported option was granted under the Company’s 2013 Stock Incentive Plan and will vest and become exercisable in accordance with the following schedule: twenty-five percent of the option shares will vest and become exercisable on the one year anniversary of the option grant date and the remaining option shares will vest and become exercisable in thirty-six equal monthly installments over the thirty-six month period measured from the first anniversary of the option grant date, provided the optionee continues to provide services to the Company through each applicable vesting date.

(4)	The reported stock option and RSU awards granted to Mr. Lanphier will immediately vest in whole or in part on an accelerated basis upon a change in control of the Company or upon the termination of his employment with the Company under certain circumstances, as described in the section below entitled “Employment Contracts and Change in Control Agreements.”

(5)	The reported stock option and RSU awards granted to Mr. Wolff and Dr. Nichol will immediately vest on an accelerated basis upon the termination of their employment with the Company in connection with a change in control of the Company, as described under the heading “Employment Contracts and Change in Control Agreements.”

(6)	Represents an RSU award granted under the Company’s 2013 Stock Incentive Plan. The units are structured to vest in three successive equal annual installments over the 3-year period measured from the grant date, provided the executive officer continues to provide services to the Company through each applicable vesting date.

Outstanding Equity Awards at Year-End

The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or units of stock that have not vested (#)		Market Value of shares or units of stock that have not vested ($) (7)
(a)	(b)	(c)		(d)	(e)	(f)		(g)
Edward O. Lanphier II	—	—		—	—	75,000	(4)(2)	1,041,750
	—	150,000	(2)	12.12	12/11/2023	—		—
	—	—		—	—	120,000	(5)(2)	1,666,800
	62,500	187,500	(2)	5.41	12/05/2022	—		—
	—	—		—	—	100,000	(6)(2)	1,389,000
	225,000	75,000	(2)	5.70	12/08/2020	—		—
	300,000	—		5.35	12/07/2019	—		—
	350,000	—		3.45	12/10/2018	—		—
	250,000	—		13.98	12/12/2017	—		—
	200,000	—		6.82	12/13/2016	—		—
	150,000	—		4.11	12/12/2015	—		—
	100,000	—		5.19	12/20/2014	—		—
	50,000	—		6.39	4/22/2014	—		—
H. Ward Wolff	—	—		—	—	35,000	(4)(3)	486,150
	—	70,000	(3)	12.12	12/11/2023	—		—
	—	—		—	—	30,000	(5)(3)	416,700
	22,500	67,500	(3)	5.41	12/05/2022	—		—
	—	—		—	—	50,000	(6)(3)	694,500
	112,500	37,500	(3)	5.70	12/08/2020	—		—
	200,000	—		5.35	12/07/2019	—		—
	212,000	—		3.45	12/10/2018	—		—
	300,000	—		14.27	12/03/2017	—		—
	10,000	—		7.28	06/07/2017	—		—
	50,000	—		7.73	06/07/2016	—		—
Geoffrey M. Nichol, M.B., Ch.B.	—	—		—	—	35,000	(4)(3)	486,150
	—	70,000	(3)	12.12	12/11/2023	—		—
	—	—		—	—	36,666	(5)(3)	509,291
	27,500	82,500	(3)	5.41	12/05/2022	—		—
	—	—		—	—	50,000	(6)(3)	694,500
	181,250	118,750	(3)	5.94	07/11/2021	—		—
Dale G. Ando, M.D.	—	—		—	—	23,000	(4)	319,470
	—	46,000		12.12	12/11/2023	—		—
	—	—		—	—	23,333	(5)	324,095
	17,500	52,500		5.41	12/05/2022	—		—
	—	—		—	—	33,333	(6)	462,995
	75,000	25,000		5.70	12/08/2020	—		—
	100,000	—		5.35	12/07/2019	—		—
	179,000	—		3.45	12/10/2018	—		—
	100,000	—		13.98	12/12/2017	—		—
	50,000	—		6.82	12/13/2016	—		—
	50,000	—		4.11	12/12/2015	—		—
	10,000	—		5.19	12/20/2014	—		—
Philip D. Gregory, D. Phil.	—	—		—	—	35,000	(4)	486,150
	—	70,000		12.12	12/11/2023	—		—
	—	—		—	—	26,666	(5)	370,391
	20,000	60,000		5.41	12/05/2022	—		—
	—	—		—	—	33,333	(6)	462,995	(6)
	75,000	25,000		5.70	12/08/2020	—		—
	100,000	—		5.35	12/07/2019	—		—
	78,709	—		3.45	12/10/2018	—		—
	90,000	—		13.98	12/12/2017	—		—
	50,000	—		6.82	12/13/2016	—		—
	15,791	—		4.11	12/12/2015	—		—

(1)	Each of the options reported above as being wholly or partially unexercisable for the underlying shares of the Company’s common stock will vest and become exercisable for the total number of shares subject to that option at the time of grant as follows: twenty-five percent of the total number of option shares on the one year anniversary of the option grant date and the balance of the option shares in thirty-six successive equal monthly installments over the thirty-six month period measured from the first anniversary of the option grant date, provided the optionee continues in the Company’s service through each applicable vesting date. Accordingly, the vesting schedule for the unexercisable options reported for each named executive officer is determined by applying such vesting schedule to the total number of shares for which each such option was granted. The table below indicates the total number of shares for which each such reported option was granted and the number of shares for which that option has been exercised prior to January 1, 2014. Each option listed below corresponds to the option in the above table that has an expiration date ten (10) years later than the grant date of the option listed below:

Name	Option Grant Date	Total Number of Option Shares on Grant Date	Number of Option Shares Exercised Before January 1, 2014
Edward O. Lanphier II	12/08/10	300,000	—
	12/06/12	250,000	—
	12/12/13	150,000	—
H. Ward Wolff	12/08/10	150,000	—
	12/06/12	90,000	—
	12/12/13	70,000	—
Geoffrey M. Nichol, M.B., Ch.B.	07/11/11	300,000	—
	12/06/12	110,000	—
	12/12/13	70,000	—
Dale G. Ando, M.D.	12/08/10	100,000	—
	12/06/12	70,000	—
	12/12/13	46,000	—
Philip D. Gregory, D. Phil.	12/08/10	100,000	—
	12/06/12	80,000	—
	12/12/13	70,000	—

(2)	Each of these awards will vest on an accelerated basis upon a change in control of the Company, as described under the heading “Employment Contracts and Change in Control Agreements.”

(3)	Each of these awards will vest on an accelerated basis upon termination of employment with the Company under certain circumstances in connection with a change in control of the Company, as described under the heading “Employment Contracts and Change in Control Agreements.”

(4)	Represents an RSU award granted on December 12, 2013. The units are structured to vest in three successive equal annual installments over the 3-year period measured from the grant date, provided the executive officer continues to provide services to the Company through each applicable vesting date.

(5)	Represents an RSU award granted on December 6, 2012. The units are structured to vest in three successive equal annual installments over the 3-year period measured from the grant date, provided the executive officer continues to provide services to the Company through each applicable vesting date.

(6)	Represents an RSU award granted on December 8, 2011. The units awarded in December 2011 are structured to vest in two installments over the executive officer’s period of continued service: one-third of the shares vest on the second anniversary of the award date, and the remaining two-thirds of the shares vest on the third anniversary of the award date.

(7)	Based on the $13.89 closing price of the Company’s common stock on December 31, 2013.

Option Exercises and Stock Vested

The following table sets forth for each of the named executive officers the number of shares of the Company’s common stock acquired and the value realized upon the vesting of RSU awards and on each exercise of stock options during the year ended December 31, 2013; no other named executive officer exercised any stock options or held any RSUs that vested during the 2013 year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares vested (#)	Market Value of shares or units of stock that have vested ($) (2)
(a)	(b)	(c)	(d)	(e)
Edward O. Lanphier II	50,000	311,000	110,000	1,333,200
H. Ward Wolff	88,000	626,980	40,000	484,800
Geoffrey M. Nichol, M.B., Ch.B.	—	—	43,334	525,208
Dale G. Ando, M.D.	161,000	1,065,146	28,334	343,408
Philip D. Gregory, D. Phil	123,000	716,136	30,001	363,612

(1)	Value realized is determined by multiplying (i) the amount by which the market price of the common stock on the date of exercise exceeded the exercise price by (ii) the number of shares for which the options were exercised.

(2)	Value realized is determined by multiplying the number of shares of common stock vested on the date of vesting by the market price of the common stock on such date.

Pension Benefits

The Company does not sponsor a tax-qualified defined benefit retirement plan or a supplemental executive retirement plan.

Nonqualified Deferred Compensation

The Company does not sponsor a nonqualified deferred compensation plan.

Risk Assessment of Compensation Policies and Practices

The Company’s compensation programs throughout the organization are designed to maintain an appropriate balance between long-term and near-term incentives by utilizing a combination of compensation components, including base salary, annual cash incentive awards, and long-term equity awards. Although not all employees in the organization may have compensation comprised of all three of those components, the compensation programs are generally structured so that any near-term cash incentives are not likely to constitute the predominant element of an employee’s total compensation. For this reason, the Company does not believe that its near-term incentive compensation programs are reasonably likely to encourage excessive risk-taking by the participants in those programs. For a discussion of the primary components of the compensation for the Company’s executive officers and the Company’s risk assessment of the compensation programs for its executive officers, please see the section above entitled “Executive Compensation and Related Information — Compensation Discussion and Analysis” including the section “Allocations between Base Salary, Cash Incentive Bonus and Equity Compensation for Executives and Risk Taking.”

Equity Compensation Plan Information

The following table provides information as of December 31, 2013 with respect to the shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans. There are no outstanding options that the Company has assumed in connection with its acquisition of other companies, and there are currently no assumed plans under which the Company can grant options.

	Column (A)		Column (B)		Column (C)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Restricted Stock Units and Other Rights		Weighted Average Exercise Price of Outstanding Options		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders (1)	9,469,521	(2)(3)	$7.20	(4)	4,457,353	(5)(6)
Equity Compensation Plans Not Approved by Stockholders	—		N/A		—

Total	9,469,521		$7.20		4,457,353

(1)	Consists of the 2013 Stock Incentive Plan (the “2013 Plan”) and the 2010 Employee Stock Purchase Plan (the “Purchase Plan”).

(2)	Includes 1,063,750 shares subject to RSUs that will entitle the holder to one share of common stock for each unit that vests over the holder’s period of continued service with the Company.

(3)	Excludes purchase rights accruing under the Purchase Plan with a stockholder-approved reserve of 2,100,000 shares. Under the Purchase Plan, each eligible employee may purchase up to 2,000 shares of common stock at semi-annual intervals on the last U.S. business day of April and October each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of common stock on the employee’s entry date into the two-year offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share on the semi-annual purchase date.

(4)	The calculation does not take into account the 1,063,657 shares of common stock subject to outstanding RSUs. Such shares will be issued at the time the RSUs vest, without any cash consideration payable for those shares.

(5)	Consists of shares available for future issuance under the Purchase Plan and the 2013 Plan. As of December 31, 2013, 1,527,763 shares of common stock were available for issuance under the Purchase Plan, and 2,929,590 shares of common stock were available for issuance under the 2013 Plan. The 2,929,590 shares available for issuance under the 2013 Plan may be issued upon the exercise of stock options or stock appreciation rights granted under discretionary grant and automatic option grant programs, or those shares may be issued under the stock issuance program as stock bonuses or pursuant to restricted stock awards or RSUs which vest upon the attainment of prescribed performance milestones or the completion of designated service periods.

(6)	The total number of shares of common stock reserved for issuance under the 2013 Plan is 4,457,353.

Employment Contracts and Change in Control Arrangements

Chief Executive Officer Employment Agreement

In June 2011, the Company entered into an amended and restated employment agreement with Edward O. Lanphier II, our President and Chief Executive Officer. Pursuant to the terms of the agreement, Mr. Lanphier will receive an annual base salary and a potential cash bonus, each in an amount or at a rate determined annually by the Compensation Committee. In the event (a) Mr. Lanphier terminates his employment due to a material reduction of his duties, responsibilities or authority, a material reduction in his base salary (except pursuant to certain pay reductions uniformly applied to the Company’s management) or a relocation of his principal place of employment to a location more than 40 miles from his home and from the Company’s headquarters, (b) Mr. Lanphier is terminated by the Company without cause, or (c) Mr. Lanphier’s employment agreement is not assumed or otherwise continued in effect by the acquiring entity following a change in control of the Company, he will be entitled to receive the following severance benefits, provided he timely executes a general release of claims against the Company, which becomes effective and enforceable: (i) a lump sum cash payment in an amount equal to the sum of (a) two times his annual base salary at the rate in effect on his termination date, (b) a prorated portion of Mr. Lanphier’s target bonus for the year of termination based upon the time elapsed between December 31 of the preceding year and his termination date, and (c) his target bonus for the year in which such termination occurs; (ii) reimbursement of his health care coverage costs under COBRA for a period of twelve months; (iii) an additional twenty-four months of service vesting credit for each of his stock options outstanding at the time of his termination, and all of his vested options will remain exercisable for up to a three-year period measured from his termination date; and (iv) the Company will provide him with certain information technology services for up to a twenty-four month period. Upon a change in control of the Company all of Mr. Lanphier’s outstanding stock options will vest in full, and such options will remain exercisable for all the option shares for up to a three-year period measured from the date of the change of control or (if later), his termination date. Mr. Lanphier’s severance benefits will be subject to reduction to the extent doing so would put him in a better after-tax position after taking into account any excise tax he may incur under Internal Revenue Code Section 4999 in connection with any change in control of the Company or his subsequent termination of employment.

Executive Vice President Employment Agreements

In November 2007, the Company entered into an employment agreement with H. Ward Wolff, our Executive Vice President and Chief Financial Officer, which was amended and restated in December 2008 and December 2011 in order to implement technical changes. Pursuant to the terms of the agreement, Mr. Wolff’s annual base salary is set at a minimum of $375,000, subject to adjustment by the Compensation Committee from time to time, and he is eligible to receive a bonus of up to 40% of his base salary each calendar year. However, the bonus will be payable only upon the achievement of specific performance criteria to be established by the Compensation Committee.

In July 2011, the Company entered into an employment agreement with Dr. Geoffrey M. Nichol, our Executive Vice President, Research and Development. Pursuant to the terms of the Employment Agreement, Dr. Nichol’s annual base salary is set at a minimum of $425,000, subject to adjustment by the Compensation Committee from time to time, and he is eligible to receive a bonus of up to 40% of his base salary for his performance each calendar year. The bonus will be based upon the achievement of specific performance criteria to be established by the Compensation Committee. In addition, Dr. Nichol received a sign-on bonus in the amount of $150,000, which he was required to repay to the Company in the event his employment had been terminated by the Company for cause or in the event he had voluntarily terminated his employment other than for good reason prior to June 17, 2013.

Pursuant to the terms of the employment agreements with Mr. Wolff and Dr. Nichol, if the Company terminates Mr. Wolff’s or Dr. Nichol’s employment without cause, or Mr. Wolff or Dr. Nichol terminates his employment for good reason, within 12 months following a change in control and Mr. Wolff or Dr. Nichol executes a general release of all claims in favor of the Company, then Mr. Wolff or Dr. Nichol will receive the following severance benefits: (i) a severance payment equal to his annual base salary in effect on his termination date plus his target bonus for the year in which such termination occurs, (ii) for Mr. Wolff, reimbursement of his health care coverage costs under COBRA for up to twelve months, and for Dr. Nichol, a lump-sum cash payment in the amount of $25,000, (iii) accelerated vesting of all of his outstanding equity awards and (iv) for Mr. Wolff, a one-year period measured from his termination date to exercise any outstanding options for all the option shares, but in no event will any such option remain exercisable following the expiration of the maximum option term. If the Company terminates Mr. Wolff’s or Dr. Nichol’s employment without cause, or Mr. Wolff or Dr. Nichol terminates his employment for good reason, in the absence of a change in control or more than 12 months after a change in control and Mr. Wolff or Dr. Nichol executes a general release of all claims in favor of the Company, then Mr. Wolff or Dr. Nichol will receive (i) salary continuation payments for a twelve month period following his termination date at his rate of base salary in effect on his termination date and (ii) for Mr. Wolff, reimbursement of his health care coverage costs under COBRA for up to twelve months, and for Dr. Nichol, a lump-sum cash payment in the amount of $25,000.

2013 Plan

The Compensation Committee of the Board of Directors, as the administrator of the 2013 Plan, has the authority to provide that any outstanding options held by the Chief Executive Officer or any other executive officer or any other unvested equity award made to such individual under the 2013 Plan will vest on an accelerated basis in connection with certain changes in control of the Company or the subsequent termination of the officer’s employment following the change in control event. In addition, all outstanding options and RSUs under the Company’s 2013 Plan will immediately vest upon a change in control, to the extent not assumed or continued in effect by the successor entity or replaced with a incentive compensation program which preserves the intrinsic value of the award at that time and provides for the subsequent vesting and concurrent payout of that value in accordance with the pre-existing vesting schedules for those awards.

RSUs awarded to Mr. Lanphier on December 8, 2011, December 6, 2012 and December 12, 2013, provide that in the event (a) Mr. Lanphier terminates his employment due to a material reduction of his duties, responsibilities or authority, a material reduction in his base salary (except pursuant to certain pay reductions uniformly applied to the Company’s management) or a relocation of his principal place of employment to a location more than 40 miles from his home and from the Company’s headquarters, or (b) Mr. Lanphier is terminated by the Company without cause Mr. Lanphier will receive an additional 24 months of service vesting credit under each outstanding RSU award, and the RSUs that vest as a result will become issuable at such time. In addition, upon a change in control of the Company all of Mr. Lanphier’s outstanding RSUs under his December 8, 2011, December 6, 2012 and December 12, 2013 award will vest in full, and will become issuable at such time.

In connection with Mr. Wolff’s appointment as Executive Vice President and Chief Financial Officer, the Company amended the existing stock options for 60,000 shares that he received in connection with his service as a non-employee Board member so that those options will remain outstanding and continue to vest during his continued service as an employee of the Company or as a consultant.

Incentive Compensation Plan

The Company’s Incentive Compensation Plan (the “Incentive Plan”) is a performance-based cash bonus program for the Company’s executive officers. Pursuant to the terms of the Incentive Plan, should a change in control transaction be consummated prior to the completion of a performance period that has been implemented under the Incentive Plan, then the performance period will terminate upon the consummation of that change in control and each participant in the Incentive Plan will receive a bonus in the dollar amount previously set by the Compensation Committee at target level attainment of each performance objective; however such bonus will be pro-rated to reflect each participant’s actual period of service from the start date of the performance period through the effective date of the change in control. Any pro-rated bonus paid pursuant to the terms of the Incentive Plan will reduce the amount of any severance payable to the participant based on the participant’s target bonus pursuant to the terms of any employment agreement. The 2013 bonus program adopted for the 2013 year under the Incentive Plan is summarized in detail under the heading “Cash Incentive Bonus for 2013” in the Compensation Discussion and Analysis section of this Proxy Statement.

Quantification of Benefits

The charts below quantify the potential payments our executive officers would receive under various scenarios. The value attributed to the accelerated vesting of equity awards represents the intrinsic value of each stock option or RSU award vesting on an accelerated basis in connection with the identified triggering event, which is assumed to occur on December 31, 2013. The intrinsic value is calculated by multiplying (i) the aggregate number of shares which vest on an accelerated basis by (ii) the amount by which the $13.89 closing selling price per share of the Company’s common stock on December 31, 2013 exceeds the exercise price or other issue price (if any) payable per vested share.

Quantification of Benefits Upon Termination in the Absence of a Change in Control

The chart below quantifies the compensation Mr. Lanphier, Mr. Wolff and Dr. Nichol would have each received had their employment terminated in the absence of a change in control of the Company but under circumstances entitling them to severance benefits under their employment agreements:

Name	Salary Continuation	Pro Rated Bonus	Other Lump- Sum Cash Payment	COBRA	Accelerated Vesting of Equity Awards	Information Technology Services
Edward O. Lanphier II	$1,280,000	$768,000	—	$33,881	$18,272,050	$20,400
H. Ward Wolff	$400,000	—	—	$26,972	—	—
Geoffrey M. Nichol, M.B.,Ch.B.	$453,500	—	$25,000	—	—	—

Quantification of Benefits Upon a Change in Control

The chart below quantifies the compensation Mr. Lanphier would have received pursuant to his employment agreement upon a change in control of the Company in which his outstanding equity awards and his employment agreement are assumed or otherwise continued in effect.

Name	Accelerated Equity
Edward O. Lanphier II	$19,282,050

The chart below quantifies the value of the accelerated equity the named executive officers are entitled to receive upon a change in control of the Company in which their outstanding equity awards are not assumed or otherwise continued in effect.

Name	Accelerated Equity
Edward O. Lanphier II	$19,282,050
H. Ward Wolff	$8,008,330
Geoffrey M. Nichol, M.B.,Ch.B.	$5,131,641
Dale G. Ando, M.D.	$6,252,841
Philip D. Gregory, D. Phil.	$5,124,494

The chart below quantifies the cash award each named executive officer would have received under the Incentive Plan for the 2013 year in connection with a change in control of the Company on the assumed date:

Name	Incentive Plan Award
Edward O. Lanphier II	$384,000
H. Ward Wolff	$160,000
Geoffrey M. Nichol, M.B., Ch.B.	$204,075
Dale G. Ando, M.D.	$153,125
Philip D. Gregory, D. Phil.	$134,750

Quantification of Benefits Upon Termination in Connection With a Change in Control

The chart below quantifies the payments Mr. Lanphier, Mr. Wolff and Dr. Nichol would each have received had their employment terminated in connection with a change in control under circumstances entitling them to severance benefits under their employment agreements.

Name	Salary Continuation	Pro Rated Bonus (1)	Other Lump- Sum Cash Payment	Accelerated Vesting of Equity Awards	COBRA	Information Technology Services
Edward O. Lanphier II	$1,280,000	$384,000	—	$19,282,050	$33,881	$20,400
H. Ward Wolff	$400,000	—	—	$8,008,330	$26,972	—
Geoffrey M. Nichol, M.B.,Ch.B.	$453,500	—	$25,000	$5,131,641	—	—

(1)	The pro-rated bonus paid pursuant to the terms of the Incentive Plan (as quantified in the chart above) will reduce the amount of any severance payable based on the participant’s target bonus pursuant to the terms of any employment agreement. The amounts reflected in the chart reflect the payments as reduced.

Board Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management, and based on such review and such discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis, as contained herein, be included in this Proxy Statement.

Submitted by the Compensation

Committee of the Board of Directors

Dr. Mento

Mr. Larson

Mr. Ringo

Board Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2013, included in the Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2013 with the management of the Company.

The Audit Committee has discussed with Sangamo’s independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees,” or any successor standard.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from Sangamo.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to Sangamo’s Board of Directors that the audited financial statements be included in Sangamo’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Submitted by the Audit

Committee of the Board of Directors

Mr. Cleveland

Dr. Dilly

Dr. Mento

Ms. Ramasastry

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In addition to the indemnification provisions contained in Sangamo’s Restated Certificate of Incorporation and Bylaws, Sangamo has entered into separate indemnification agreements with each of its directors and officers containing provisions which may require Sangamo, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as officers or directors.

POLICIES AND PROCEDURES

Consistent with the requirement under NASDAQ listing rules, the Audit Committee of the Board of Directors is responsible for reviewing and approving all related party transactions as defined under SEC rules and regulations. While we do not have a formal written policy or procedure for the review, approval or ratification of related party transactions, the Audit Committee must review the material facts of any such transaction and approve that transaction.

To identify related party transactions, each year we submit and require our directors and officers to complete director and officer questionnaires identifying transactions with the Company in which the director or officer or their family members have a conflict of interest. The Company reviews the questionnaire for potential related party transactions. In addition, at meetings of the Audit Committee, management may recommend related party transactions to the committee, including the material terms of the proposed transactions, for its consideration. In making its decision to approve or ratify a related party transaction, the Audit Committee will consider all relevant facts and circumstances available to the committee, including factors such as the aggregate value of the transaction, whether the terms of the related party transaction are no less favorable than terms generally available in an arms’ length transaction and the benefit of such transaction to us.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, the executive officers of the Company and persons who beneficially own more than ten percent of the outstanding common stock are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their beneficial ownership of the common stock and their transactions in such common stock. Based upon (i) the copies of Section 16 reports which the Company received from such persons for their 2013 year transactions in the common stock and their common stock holdings, and (ii) written representation that no other reports were required, the Company believes that all reporting requirements under Section 16 for such year were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners, except that Edward O. Lanphier II. filed one late Form 4 covering one reportable transaction.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2013 has been provided concurrently with the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

THE BOARD OF DIRECTORS OF

SANGAMO BIOSCIENCES, INC.

Dated: March 11, 2014

Appendix A

CERTIFICATE OF AMENDMENT

OF

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

SANGAMO BIOSCIENCES, INC.

Sangamo BioSciences, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1. That the Corporation’s Board of Directors has duly adopted the following resolution to amend the Corporation’s Seventh Amended and Restated Certificate of Incorporation, as amended:

RESOLVED, that the Seventh Amended and Restated Certificate of Incorporation of the Corporation, as amended shall be amended as follows:

Article IV, Paragraph A, shall be amended and restated as follows:

A. Classes of Stock. The total number of shares of stock which the Corporation shall have authority to issue is one hundred sixty-five million (165,000,000), consisting of five million (5,000,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), and one hundred sixty million (160,000,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”).

The Corporation has caused this Certificate of Amendment of the Seventh Amended and Restated Certificate of Incorporation to be signed by the Corporation’s President, its authorized officer, on                      2014.

SANGAMO BIOSCIENCES, INC.

By:
Name: Edward O. Lanphier III
Title: President, Chief Executive Officer and Director

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 21, 2014.

Vote by Internet
• Go to www.envisionreports.com/SGMO
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. To elect seven directors to serve on the Board of Directors for a one-year term ending at the Annual Meeting held in 2015 or until their successors are duly elected and qualified:									+
Nominees:	For	Withhold		For	Withhold		For	Withhold
01 - Edward O. Lanphier II	☐	☐	02 - Paul B. Cleveland	☐	☐	03 - Stephen G. Dilly, M.B.B.S., Ph.D.	☐	☐

04 - John W. Larson	☐	☐	05 - Steven J. Mento, Ph.D.	☐	☐	06 - Saira Ramasastry	☐	☐

07 - William R. Ringo	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Say on Pay - An advisory vote on the approval of executive compensation.	☐	☐	☐	3. To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 80,000,000 to 160,000,000 shares.	☐	☐	☐
4. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.		Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, GIVE FULL NAME AND TITLE AS SUCH.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Sangamo BioSciences, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS, APRIL 21, 2014

The undersigned hereby appoints Edward O. Lanphier II and H. Ward Wolff and each of them, as proxies of the undersigned, with full power of substitution, to vote all shares of Sangamo BioSciences, Inc. Common Stock which the undersigned is entitled to vote on all matters which may properly come before the 2014 Annual Meeting of Stockholders of Sangamo BioSciences, Inc., to be held at 501 Canal Boulevard, Richmond, California 94804 on April 21, 2014 at 9:00 a.m. PDT or at any postponement or adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE THEY WILL BE VOTED FOR ALL NOMINEES, FOR PROPOSALS 2, 3 AND 4 AND AT THE DISCRETION OF THE PROXY ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

(SEE PROXY STATEMENT FOR DISCUSSION OF ITEMS)

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE